AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 2018

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hash Labs Inc.

(Exact name of registrant as specified in its charter)

Nevada	7372	85-0368333
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

78 SW 7th Street

Miami, FL 33130

888-879-8896

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Mark Goode

78 SW 7th Street

Miami, FL 33130

888-879-8896

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Rose, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 37th Floor

New York, New York 10036

Phone: (212) 930-9700

Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

(COVER CONTINUES ON FOLLOWING PAGE)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer ”, “smaller reporting company ” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of Class of Securities to be Registered	Amount To be Registered	Proposed Maximum Aggregate Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.0001 par value per share (2)	4,998,997 shares	$5.50	$27,494,483.50	$3,332.33
Total	4,998,997 shares	$5.50	$27,494,483.50	$3,332.33

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the OTC Pink on October 24, 2018.

(2)	Represents shares of common stock offered by the selling stockholders.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED OCTOBER 29, 2018

Hash Labs Inc.

4,998,997 Shares of Common Stock Offered by Selling Stockholders

This prospectus relates to the public offering of up to 4,998,997 shares of common stock of Hash Labs Inc. by the selling stockholders.

The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We will pay the expenses of registering these shares.

Investing in our common stock involves a high degree of risk.  You should consider carefully the risk factors beginning on page 2 of this prospectus before purchasing any of the shares offered by this prospectus.

Our common stock is quoted on the OTC Pink and trades under the symbol “HASH.” The last reported sale price of our common stock on the OTC Pink on October 26, 2018, was $4.75 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is_________, 2018.

HASH LABS INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” before deciding to invest in our common stock.

About Us

Hash Labs Inc., a Nevada corporation, is a financial technology development company that is developing a mobile application, CXAU Digital Vault and Crypto-Gold, that will convert gold into a price-stable, scalable 100% backed by physical gold cryptocurrency asset.

References in this prospectus to “we,” “us,” the “Company” and “our” refer to Hash Labs Inc. together with its wholly-owned subsidiaries.

About this Offering

From June 2018 to July 2018 the Company entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 3,030,303 shares of common stock, for a purchase price of $0.33 per share, and aggregate gross proceeds of $1,000,000.

From August 2018 to September 2018, the Company entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 866,666 shares of common stock for a purchase price of $1.00 per share, and aggregate gross proceeds of $866,666.

This prospectus includes the resale of 3,896,969 shares of common stock by the selling stockholders, which were sold to the selling stockholders in private placements that were completed from June 2018 to September 2018, as set forth above. This prospectus also includes the resale of an additional 1,102,028 shares of common stock held by certain selling stockholders.

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RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. Our business, operating results and financial condition could be harmed and the value of our stock could go down as a result of these risk factors. This means you could lose all or a part of your investment.

Risks Related to Our Business

We have a limited operating history under our current business focus, and we may not succeed.

We have a limited operating history, in particular under our current business focus, and we may not succeed. We are subject to all risks inherent in a developing business enterprise. You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages. For example, unanticipated expenses, problems, and technical difficulties may occur and they may result in material challenges to our business. We may not be able to successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, such failure could materially aversively affect our business, financial conditions and results of operation. We may never generate significant revenues or achieve profitability.

We may not succeed in developing the CXAU platform.

The development of the Company’s decentralized distributive ledger technology, or DLT platform and gold-backed CXAU cryptocurrency will be a costly, complex, and time-consuming process, and investments in product development often involve a long period of time until completed and a return, if any, can be achieved on such an investment. We may face difficulties or delays in the development process of the DLT and CXAU, which could result in our inability to timely offer products or services that satisfy the market. We have been making and anticipate making significant investments in developing the DLT and CXAU, but such an investment is inherently speculative and requires substantial capital expenditures. Any unforeseen technical obstacles and challenges that we encounter in the development process could result in delays in, or the abandonment of, the development and launch of the DLT and CXAU, and may substantially increase development costs, which could negatively affect our business, financial condition and results of operations. We may not succeed in launching the CXAU platform by our anticipated launch date, or at all

The Company may encounter significant competition and may not be able to successfully compete.

There are many alternative gold-backed crypto assets, distributive ledger technology platforms and blockchain based platforms, and more such alternatives are under development by our competitors. Some of our competitors have considerably more financial resources than us, and the backing of traditional large financial institutions. As a result, we may not be able to successfully compete in our market, which could result in our failure to launch the DLT and CXAU, or otherwise fail to successfully compete. There can be no assurances that we will be able to compete successfully in this environment.

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The DLT and CXAU and any blockchain or distributive ledger technology on which the Company’s products may rely may be the target of malicious cyberattacks or may contain exploitable flaws in its underlying code, which could result in security breaches and the loss or theft of any cryptocurrencies we may launch (including the CXAU).  If such attacks occur or security is compromised, this could expose us to liability and reputational harm and could seriously curtail the utilization of the DLT and CXAU, resulting in users reducing their use of the CXAU platform or stopping using the CXAU platform altogether.

If the CXAU are issued, and if the DLT is developed and launched, their structural foundation, the software applications and other interfaces or applications upon which they rely or that will be built upon are unproven, and there can be no assurances that the DLT and the creating, transfer or storage of the CXAU will be uninterrupted or fully secure, which could result in impermissible transfers, and a complete loss of a holder’s CXAU. The DLT may be subject to a cyberattack, software error, or other intentional or negligent act or omission that results in the CXAU being lost, destroyed, exfiltrated, or otherwise compromised. Further, the DLT and CXAU (and any technology, including blockchain technology, on which they rely) may also be the target of malicious attacks from hackers or malware distributors seeking to identify and exploit weaknesses in the software, the DLT and CXAU which could result in the loss or theft of CXAU.  If such attacks occur or security is compromised, this could expose us to liability and reputational harm and could seriously curtail the utilization of the DLT and CXAU, resulting in users reducing their use of the CXAU platform or stopping using the CXAU platform altogether, which could have a material adverse effect on our business, financial condition and results of operations.

Some market participants may oppose the development of distributed ledger or blockchain-based systems like those central to the Company’s commercial mission.

Many participants in the global securities and commodities trading market, many of which have significantly greater resources, including financial resources and political influence, than the Company, may oppose the development of capital markets and commodities systems and processes that utilize distributed ledger and blockchain-based systems. The ability of the Company to operate and achieve its commercial goals could be adversely affected by any actions of any such market participants that result in additional regulatory requirements or other activities that make it more difficult for the Company to operate, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

If the DLT is unable to satisfy data protection, security, privacy, and other government and industry-specific requirements, its growth could be harmed.

There are a number of data protection, security, privacy, and other government- and industry-specific requirements, including those that require companies to notify individuals of data security incidents involving certain types of personal data. Security compromises could harm the Company’s reputation, erode user confidence in the effectiveness of its security measures, negatively impact its ability to attract new users, or cause existing users to stop using the CXAU platform, any of which could adversely affect the Company’s business, financial condition and results of operations.

We may not be able to raise capital as needed to develop the DLT or maintain our operations.

We expect that we will need to raise additional funds to execute our business plan and expand our operations. Additional financing may not be available to us on favorable terms, or at all. If we cannot raise needed funds on acceptable terms, the Company’s business and prospects may be materially adversely affected..

We may face risks of Internet disruptions, which could have an adverse effect on the price of cryptocurrencies.

A disruption of the Internet may affect the use of cryptocurrencies and subsequently the value of our securities. Generally, cryptocurrencies are dependent upon the Internet. A significant disruption in Internet connectivity could disrupt a currency’s network operations until the disruption is resolved.

The impact of geopolitical events on the supply and demand for cryptocurrencies is uncertain.

As an alternative to currencies that are backed by central governments, cryptocurrencies, which are relatively new, are subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to us and investors in our securities. Political or economic crises may motivate large-scale acquisitions or sales of cryptocurrencies either globally or locally. Such events could have a material adverse on our business, prospects or operations.

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The gold backing the CXAU may be held by third party custodians, which are out of our control, and could be subject to loss, damage, theft or restriction on access

In the event the CXAU is developed and launched, we intend that it be backed by gold stored securely within a vault, controlled by a custodial trust account through a third party institutional trustee. Any failure by the custodian to properly secure or insure the gold reserves backing the CXAU, resulting in part or all of the gold backing the CXAU being lost, damaged or stolen, or access to such gold being restricted, whether by natural events (such as an earthquake) or human actions (such as a terrorist attack), could result in a decrease in the value of the CXAU, which could expose the Company to liability and reputational harm and seriously curtail the utilization of the DLT, which could have a material adverse effect on our business, financial condition, or results of operations.

Furthermore, In the event that part or all of gold backing the CXAU is lost, damaged or stolen, or access to such gold is restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack).

Changes in general economic and business conditions, internationally, nationally and in the markets in which we operate, could have an adverse effect on our business, financial condition, or results of operations.

Our operating results may be subject to factors which are outside of our control, including changes in general economic and business conditions, internationally, nationally and in the markets in which we operate. Such factors could have a material adverse effect on our business, financial condition, or results of operations.

In addition, disruptions in the credit and financial markets, declines in consumer confidence, increases in unemployment, declines in economic growth and uncertainty about earnings could have a significant negative impact on the U.S. and global financial and credit markets and the overall economy. Such events could have an adverse impact on financial institutions resulting in limited access to capital and credit for many companies. Furthermore, economic uncertainties make it very difficult to accurately forecast and plan future business activities. Changes in economic conditions, changes in financial markets, deterioration in the capital markets or other factors could have an adverse effect on the financial position, revenues, results of operations and cash flows of the Company and could materially adversely affect our business, financial condition and results of operations.

Our results of operations will significantly rely on our team of managers, advisors, and technical staff.

The successful operation and development of our business will be dependent primarily upon the operating and management skills of our managers, advisors, and technical staff. The loss of the services of any one of our key personnel, in particular our chief executive officer, J. Mark Goode, could have a material adverse impact on our ability to realize our objectives, including the ability to develop and launch the DLT and CXAU, which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to protect our intellectual property and proprietary rights, we could lose our ability to compete.

Our intellectual property and proprietary rights are essential to our ability to remain competitive and successful in the development of our products and our business, including the DLT and CXAU. We expect to rely on a combination of patent, trademark, copyright, and trade secret laws as well as confidentiality agreements and procedures, non-competition agreements, and other contractual provisions to protect our intellectual property, other proprietary rights, and our brand. Our intellectual property rights may be challenged, invalidated or circumvented by third parties. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by employees or competitors. If we do not adequately protect our intellectual property or proprietary rights, our competitors could use it to enhance their products, compete against us, and take our market share. Our inability to adequately protect our intellectual property could adversely affect the Company’s business, financial condition and results of operations.

Other companies may claim that we infringe their intellectual property.

We do not believe that our technologies infringe, or will infringe, on the proprietary rights of any third party, but claims of infringement are becoming increasingly common and third parties may assert infringement claims against us in the future. It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party. If any of our products or services, such as the DLT and CXAU if developed and launched, were found to infringe on other parties’ proprietary rights and we are unable to come to terms regarding a license with such parties, we may be forced to modify our products to make them non-infringing or to cease to offer such products altogether, which could adversely affect the Company’s business, financial condition and results of operations.

The loss or destruction of a private key required to transfer crypto assets may be irreversible.

The CXAU, if and when issued, may only be transferred with the private key associated with it. To the extent a private key is lost, destroyed, exfiltrated, or otherwise compromised and no backup of the private key is accessible, the holder of the CXAU associated with such private key will be unable to transfer or use the CXAU. Consequently, such CXAU will effectively be lost and will not be replaced.

4

The further development and acceptance of the Bitcoin network and other crypto asset systems, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of one or more crypto asset networks may adversely affect the success of the DLT and the CXAU.

Digital asset networks, including the Bitcoin network, are a new and rapidly evolving industry and technology. The growth of the crypto asset industry is subject to a high degree of uncertainty. The factors affecting the further development of this industry include, among other things:

●	continued worldwide growth in the adoption and use of Bitcoin and other digital assets;

●	government and quasi-government regulation of Bitcoin and other crypto assets and their use, or restrictions on or regulation of access to and operation of the Bitcoin network or similar crypto asset systems;

●	the maintenance and development of the open-source software protocol of various crypt asset networks;

●	changes in consumer demographics and public tastes and preferences;

●	the availability and popularity of other forms or methods of exchange, including new means of using fiat currencies; and

●	general economic conditions and the regulatory environment relating to crypto assets.

A decline in the popularity or acceptance of one or more crypto assets or crypto asset networks may harm the Company. There is no assurance that any crypto asset network, or the service providers necessary to accommodate it, will continue in existence or grow. Furthermore, there is no assurance that the availability of and access to crypto asset service providers will not be negatively affected by government regulation or supply and demand of any given crypto asset.

Currently, there is relatively limited use of crypto assets in the retail and commercial marketplace in comparison to relatively extensive use by speculators, thus contributing to price volatility that could affect holders of the CXAU.

As relatively new products and technologies, crypto assets have only recently become selectively accepted as a means of payment for goods and services by many major retail and commercial outlets, and use of crypto assets by consumers to pay such retail and commercial outlets remains limited. Banks and other established financial institutions may refuse to (i) process funds for crypto asset transactions; (ii) process wire transfers to or from crypto asset exchanges, crypto asset-related companies, or service providers; or (iii) maintain accounts for persons or entities transacting in crypto assets. Conversely, a significant portion of crypto asset demand is generated by speculators and investors seeking to profit from holding or trading crypto assets. Price volatility undermines certain crypto assets’ roles as mediums of exchange. Market capitalization for crypto assets as a medium of exchange and payment may not be accepted by the general public. A lack of expansion of crypto assets into retail and commercial markets, or a contraction of such use, may result in a change in price volatility, which could adversely impact our business, financial condition and results of operations and the development and launch of the DLT and CXAU.

We have an evolving business model.

As cryptocurrency assets and blockchain technologies become more widely available, we expect the services and products associated with them to evolve. In order to stay current with the industry, our business model may need to evolve as well. From time to time, we may modify aspects of our business model relating to our product mix and service offerings. Any such modifications we may make may not be successful and may result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results.

We may vulnerable to the development of quantum computing.

Like all cryptographic systems, crypto assets may be vulnerable to quantum computing. While quantum computers have not been proven to exist at the date of the date hereof, in the event that they are invented, crypto assets, along with the cryptography used to protect other financial institutions, may be vulnerable and therefore adversely affected unless steps are taken to secure them against such technologies. If quantum computers are developed it is likely that the Company’s business, financial condition and results of operations may be adversely affected.

5

The regulatory regime governing blockchain technologies, cryptocurrencies, tokens and token offerings is uncertain, and new regulations or policies may materially adversely affect the development of the DLT and CXAU.

Regulation of tokens, token offerings, cryptocurrencies, blockchain technologies, and distributive ledger technology is currently undeveloped and likely to rapidly evolve, varies significantly among international, federal, state, and local jurisdictions, and is subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations, guidance, or other actions, which could severely impact the development, launch and growth of the DLT or other platforms that the Company may develop, which could adversely affect the Company’s business, financial condition and results of operations. Failure by the Company to comply with any laws, rules, and regulations, some of which could not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines.

As blockchain networks and assets have grown in popularity and market size, federal and state agencies have begun to take interest in, and in some cases regulate, their use and operation. The SEC has taken various actions against persons or entities misusing crypto assets in connection with fraudulent schemes (i.e., Ponzi scheme), inaccurate and inadequate publicly disseminated information and the use of unregistered securities. The Commodity Futures Trading Commission (“CFTC”), likewise, has determined that bitcoin and other virtual currencies can be treated as commodities under the Commodities Exchange Act (“CEA”), and, based on this determination, the CFTC has applied CEA provisions and CFTC regulations that apply to transactions in commodity options and swaps to the conduct of a bitcoin derivatives trading platform.

Local state regulators such as the New York State Department of Financial Services, Texas, New Hampshire, North Carolina, and Washington have also initiated examinations of crypto assets, blockchain networks, and the regulation thereof, or otherwise amended existing regulatory regimes to include crypto assets and networks within the scope of their purview.

Crypto assets currently face an uncertain regulatory landscape in not only the United States but also in many foreign jurisdictions such as the European Union, China, and Russia. Various foreign jurisdictions may, in the near future, adopt laws, regulations, or directives that could adversely affect the DLT and CXAU. Such laws, regulations, or directives may conflict with those of the United States or may directly and negatively impact our business, financial condition and results of operations. The effect of any future regulatory change is impossible to predict, but such change could be substantial and materially adverse to the development, launch and growth of the DLT and CXAU.

To the extent that future regulatory actions or policies limit the ability to exchange certain crypto assets or utilize them for payments, the demand for such assets will be reduced, therefore potentially adversely affecting the viability of the DLT and CXAU. Furthermore, regulatory actions may limit the ability of end-users to convert crypto assets into fiat currency (e.g., U.S. Dollars) or use them to pay for goods and services. Similarly, regulatory actions could prevent the Company from accessing, purchasing, selling, or transferring crypto assets, and could result in a loss of funds and/or the inability of the Company to operate, therefore affecting the viability of the DLT and CXAU.

It may be illegal now, or in the future, to acquire, own, hold, sell, or use crypto assets in one or more countries, and ownership of, holding, or trading of crypto assets, such as the CXAU if developed and launched may be considered illegal and subject to sanction.

One or more countries such as China and Russia may take regulatory actions in the future that severely restricts the right to acquire, own, hold, sell, or use certain (or all) crypto assets or to exchange them for fiat currency. Such an action may also result in the restriction of ownership, holding, or trading, in the CXAU. Such a restriction could harm the Company’s business, financial condition and results of operations.

Risks Related to Our Common Stock

There is not an active, liquid market for our common stock, and investors may find it difficult to buy and sell our shares.

Our common stock is not listed on any national securities exchange. Accordingly, investors may find it more difficult to buy and sell our shares than if our common stock was traded on an exchange. Although our common stock is quoted on the OTC Pink, it is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than the NASDAQ Capital Market or other national securities exchange. Further, there is little reported trading in our common stock. These factors may have an adverse impact on the trading and price of our common stock.

The market price of our common stock is, and is likely to continue to be, highly volatile and subject to wide fluctuations.

The market price of our common stock is highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

●	variations in our quarterly operating results;

●	announcements that our revenue or income are below analysts’ expectations;

●	general economic slowdowns;

●	sales of large blocks of our common stock; and

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

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Our common stock may be considered a “penny stock” and is subject to additional sale and trading regulations that may make it more difficult to buy or sell.

Our common stock, which is traded on the OTC Pink, has in the past, and may in the future be considered a “penny stock” and securities broker-dealers participating in sales of common stock may be subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

We do not intend to pay dividends on our common stock for the foreseeable future.

We have paid no dividends on our common stock to date and we do not anticipate paying any dividends to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, we currently anticipate that we will retain any earnings to finance our future expansion and for the implementation of our business plan. Investors should take note of the fact that a lack of a dividend can further affect the market value of our common stock, and could significantly affect the value of any investment in the Company.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors has the authority to issue up to 10,000,000 shares of our preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. Although we have no present intention to issue any shares of preferred stock or to create any series of preferred stock, we may create such series and issue such shares in the future.

Additional stock offerings in the future may dilute then-existing shareholders’ percentage ownership of the Company.

Given our plans and expectations that we will need additional capital and personnel, we may need to issue additional shares of common stock or securities convertible or exercisable for shares of common stock, including convertible preferred stock, convertible notes, stock options or warrants. The issuance of additional securities in the future will dilute the percentage ownership of then current stockholders.

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FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are not statements of historical fact and are forward-looking statements. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.

These forward-looking statements reflect our management’s beliefs and views with respect to future events, are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in these forward-looking statements. We discuss many of these risks in greater detail in this prospectus under “Risk Factors.” Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock offered by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus relates to the offering by the selling stockholders of up to 4,998,997 shares of common stock by the selling stockholders.

The following table sets forth, based on information provided to us by the selling stockholders or known to us, the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

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We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering.

Name of Selling Stockholder	Number of Shares Beneficially Owned Before the Offering	Shares Being Offered	Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering (1)
Richard E. Ward	1,010,101	1,010,101	0	--
Advantage Life & Annuity SPC fbo ALIP 1704-1138	1,343,434	1,343,434	0	--
SYU Holdings LLC	1,010,101	1,010,101	0	--
Yad Zahav, LLC	50,000	50,000	0	--
JBM Investment, Inc.	100,000	100,000	0	--
JMG Horseshoe, LLC(2)	333,333	333,333	0	--
Kirk Wiles	50,000	50,000	0	--
J. Mark Goode(3)	833,333	275,507	224,493	*
Lyle Hauser(4)	9,335,157	275,507	9,059,650	39.7%
David Dorr(5)	5,843,434	275,507	4,244,493	18.5%
Brian Dorr(6)	5,843,434	275,507	4,244,493	18.5%

* Less than 1%.

(1) Based on 22,848,246 as of September 30, 2018.

(2) The managing member of JMG Horseshoe, LLC is J. Mark Goode, the Company’s chief executive officer.

(3) Mr. Goode is the Company’s chief executive officer. Mr. Goode’s beneficial ownership includes 333,333 shares held by JMG Horseshoe, LLC. Mr. Goode acquired the shares being offered pursuant to his employment agreement with the Company.

(4) Mr. Hauser has been the Company’s largest stockholder since 2005, and has advised the Company on the development of its business plan and strategy. He has also been a lender to the Company. Mr. Hauser’s beneficial ownership includes 2,000,000 shares held by The Vantage Group Ltd., an entity held by Mr. Hauser. See “Certain Relationships and Related Transactions.”

(5) David Dorr acquired shares being offered upon conversion of a convertible note which he purchased from Vantage. Mr. Dorr has advised the Company on the development of its business plan and strategy. See “Certain Relationships and Related Transactions.” Mr. Dorr’s beneficial ownership includes 1,343,434 shares held by Advantage Life & Annuity SPC fbo ALIP 1704-1138 9 (“Advantage Life”). Brian Dorr and David Dorr are the owners and managing directors of Dorr Asset Management SEZC, which is the investment advisor to Advantage Life and has investment discretion over the account that holds the shares of the Company.

(6) Brian Dorr acquired shares being offered upon conversion of a convertible note which he purchased from Vantage. Mr. Dorr has advised the Company on the development of its business plan and strategy. See “Certain Relationships and Related Transactions.” Mr. Dorr’s beneficial ownership includes 1,343,434 shares held by Advantage Life & Annuity SPC fbo ALIP 1704-1138 9 (“Advantage Life”). Brian Dorr and David Dorr are the owners and managing directors of Dorr Asset Management SEZC, which is the investment advisor to Advantage Life and has investment discretion over the account that holds the shares of the Company.

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PLAN OF DISTRIBUTION

This prospectus includes 4,998,997 shares of common stock offered by the selling stockholders.

Each selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTC Pink or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

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In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The Company’s authorized capital stock consists of 700,000,000 shares of common stock, par value of $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

The Company’s articles of incorporation authorize the issuance of 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

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DESCRIPTION OF BUSINESS

Overview

Hash Labs Inc. is a Nevada corporation that was originally formed on November 1, 2005 when Bio-Solutions International, Inc. (“Bio-Solutions”) entered into an Agreement and Plan of Merger with OmniMed Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Bio-Solutions, OmniMed International, Inc. (“OmniMed”) and the shareholders of OmniMed. On January 17, 2006, OmniMed changed its name to MedeFile International, Inc. The Company’s business following the closing of this agreement was the sale of an Internet-enabled Personal Health Record (iPHR) system for gathering, digitizing, maintaining, accessing and sharing an individual’s medical records, and in connection therewith, providing a professional service specializing in HIPAA compliant retrieval, reproduction and release of information. Under this service, Company personnel went onsite to physicians’ offices weekly to reproduce the records requested by third parties.

In October 2017, the name of the Company was changed to Tech Town Holdings, Inc. to reflect a new business strategy centered on identifying and fostering new or early stage business opportunities being aggressively fueled by digital reinvention and innovation.

Following close scrutiny of emerging business opportunities, coupled with evaluation of market trends, the Company determined that a more prudent strategy was to narrow its focus to financial technology, or Fintech, with an emphasis on emerging Blockchain or distributed ledger technology, or DLT. The Company is developing financial technology solutions to operate on the world’s most advanced DLT, known as Hashgraph. Effective March 2, 2018, the Company changed its name to Hash Labs Inc.

The Company’s Planned CXAU Platform--Overview

The Company is developing its first Fintech solution using Hashgraph DLT, the CXAU Digital Vault, which will be will be a mobile application that will convert gold into a price-stable, scalable and 100% backed by physical gold cryptocurrency asset.

The Company believes the cryptocurrency market, particularly in relation to Initial Coin Offerings (or ICOs), is volatile, with a high incidence of fraud and market manipulation. By comparison, there will never be a coin offering or token sale related to CXAU.

The CXAU community of users will operate on a permission-based peer to peer private network, with the highest level of security and compliance.

In order to join the CXAU eco-system, users will need to pass an identity verification and stringent anti-money laundering/know-your customer (or AML/KYC) check, to prevent bad actors from joining and assist in ensuring regulatory compliance.

The Company believes CXAU will solve the following two important problems:

●	The need for a decentralized cryptocurrency solution that offers true stability. The leading cryptocurrencies are wildly volatile with speculation driving wide swings in valuation. CXAU will offer a truly stable, asset-backed digital currency. The value of one CXAU unit will always correspond to the daily London spot price of 1 Troy Ounce of gold. Each CXAU unit will be 100% backed by physical gold, held by an independent custodian within an insured vault at the Royal Canadian Mint. CXAU gold reserves will be confirmed daily by the Royal Canadian Mint and independently audited on a quarterly basis. The independent audit will be published for review by all CXAU members.

●	We anticipate that the CXAU technology will allow for potentially tens of millions of global gold investors holding trillions of value in gold bars and coins to safely digitize their physical gold holdings. Under the CXAU platform, global gold investors (individual, institutional and governmental) will have the opportunity to efficiently hold and transact with a 100% gold-backed cryptocurrency. Owners of physical gold will be able to conveniently convert their gold into CXAU Crypto-Gold. When CXAU members will wish to liquidate their CXAU units, they will simply withdraw their CXAU balance via conversion to physical gold or fiat currency.

The Company anticipates that CXAU will provide its users with the benefits of speed, security, transparency, and ease of use, as well as the opportunity to transact their digital gold on the fastest DLT on the market.

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The Company anticipates that, under the CXAU platform, CXAU will have two accounts to facilitate the flow of funds related to the Digital Vault. One account will be at the Royal Canadian Mint for storage of physical gold. This account will be in the name of CXAU as a custody account on behalf of the individual CXAU customers. The second custody account will a cash account held at a bank. Members who download the app and pass the verification process will be able to:

●	Convert physical gold into CXAU: Under this process, members could send physical gold to fund a CXAU account. Pursuant to our master services agreement with Dillon Gage (discussed below), Dillon Gage will coordinate and manage the deposit and transfer of CXAU users’ physical gold into digital / crypto gold. This will include the acceptance, testing and verification of the physical gold presented for conversion to CXAU units. Dillon Gage will coordinate delivery of the physical gold for storage at the Royal Canadian Mint, for reserve on behalf of the CXAU.

●	Convert US Dollars into CXU within the Digital Vault: Under this process, Dillon Gage will coordinate and manage the acquisition and deposit of physical gold in direct proportion to the users’ CXAU digital vault capitalization, with fiat currency. Dillon Gage will coordinate purchase and delivery of physical gold to vaults operated by the Royal Canadian Mint, for reserve on behalf of the CXAU members.

●	Convert CXAU into physical gold for redemption: From time to time users may wish to liquidate their CXAU digital gold account. Once the redemption order is received, Dillon Gage will convert the CXAU unit value into physical gold.

●	Convert CXAU into fiat currency: Under this process, by way of example, a customer has $10,000 worth of CXAU and hits the ‘Sell’ button within the app to convert the CXAU into $10,000 into the USD Digital Vault. Dillon Gage will receive the order to purchase $10,000 worth of physical gold and deliver $10,000 into the CXAU Custody USD bank account. CXAU will allocate $10,000 worth of gold in the vault for Dillon Gage, and instantly the client will receive $10,000 into their USD Digital Vault.

Dillon Gage Collaboration

On October 18, 2018, we entered into a master services agreement with Dillon Gage Incorporated of Dallas (“Dillon Gage”), a fully integrated precious metal wholesale company. Under the agreement, the Company and Dillon Gage agreed to collaborate on the launch, marketing and operation of the CXAU platform.

Pursuant to our agreement with Dillon Gage, upon the launch of the CXAU platform, (i) Hash Labs will be responsible for the general management and operation of the CXAU Platform, except as otherwise set forth therein, and (ii) Dillon Gage will (a) coordinate and manage the deposit and transfer of CXAU users’ physical gold into digital/crypto gold, including, the acceptance, testing and verification of the physical gold presented for conversion to CXAU units, and coordination and delivery of the physical gold for storage at the Royal Canadian Mint, for reserve on behalf of the CXAU users, (b) coordinate and manage the acquisition and deposit of physical gold in direct proportion to the CXAU users’ digital vault conversion, with fiat currency, (c) coordinate purchase and delivery of physical gold to vaults operated by the Royal Canadian Mint, for reserve on behalf of the CXAU members, (d) coordinate the insurance, audit and storage of the CXAU physical gold reserves, and (e) upon any redemption/liquidation by a CXAU member, convert the CXAU unit value into physical gold, transfer the redemption gold.

Dillon Gage also agreed to introduce and use commercially reasonable efforts to promote the CXAU platform to its global network of bullion dealers.

Revenue Model

We anticipate that, under the CXAU platform, members will be charged (i) a 0.5% annual storage, insurance and auditing fee, (ii) a 0.5% fee to covert fiat currency into CXAU units, and (iii) a 0.5% (plus shipping any insurance) . We will collect and charge such fees from members, and Dillon Gage will be entitled to 50% of such fees for the services Dillon Gage will provide under the master service agreement.

Objectives

Our objectives are to:

o	Successfully launch CXAU Digital Vault and Crypto-Gold, as a stable, transparent, immutable, scalable, secure and decentralized solution by March 4, 2019. We anticipate that, by this date, we will launch the fully functional application on the iPhone and Android app stores, including the following features: Enrollment, Login, Track the Current Price of Gold, Create and Capitalize the Wallet, History, News, Purchase CXAU, Sell CXAU, and Peer to Peer Transactions functions.

o	Achieve Long-term growth through building an engaged user base, securing key strategic partnerships and creating institutional and governmental user networks.

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DLT and Stable-Coins

We believe the global Fintech industry is experiencing disruption on an unprecedented scale due to the rapid emergence of distributed ledger technology (DLT), such as early generation Blockchain and the new generation Hashgraph.

More than 1,500 crypto coins and tokens are now riding distributed ledger rails and effectively decentralizing significant volumes of financial transactions. As of September 19, 2018, the market value of all cryptocurrencies was approximately $198 billion, according to date from coinmarketcap.com.

Under DLT technology, two or more parties can forge agreements, make transactions, build value, establish trust, and perform critical business logic, through using smart contracts, without relying on intermediaries to verify their identities. We believe that by reducing transaction costs among all participants in the economy, DLT protocol supports models of peer-to-peer mass collaboration that could make many of the existing financial organization forms redundant.

While Bitcoin, Etherum and other popular cryptocurrency trading platforms based on Blockchain technologies continue to grab headlines, we believe that it is the next generation DLT that will fully disrupt and transform how commerce and the Internet work together.

Numerous crypto ventures promise to change the landscape of the global financial system and the way the world economy is organized. However, we believe most of their crypto products lack conditions to serve as a store of value and as a unit of account, precluding even the most basic financial contracts, such as loans, salaries, or any other contract, where participants care about value over time, to be upheld.

The current cryptocurrency market is composed of ICOs and Token sales that are:

●	Highly volatile;
●	Speculation driven;
●	Have high incidence of fraud;
●	Void of inherent asset value;
●	Subject to market manipulation; and
●	Issued on non-compliant basis

At the same time we believe the global demand for DLT in finance and investing is greatly outpacing the supply. Thus, we believe growing acceptance of cryptocurrencies as a legitimate form of tender is fueling a need for user-friendly payment applications, Fintech solutions and specialty products and services to better support and secure the growing crypto ecosystem while reducing current valuation volatility and risks.

We believe individuals, institutions and governments are in urgent need of truly stable cash alternatives to conduct transactions and store value.

In 2017, the price of Bitcoin reached parity with gold (by ounce), grabbing the attention of gold investors around the world.  Many argued that the underpinning appeal of cryptocurrencies has many similarities to that of gold. Bitcoin has not just been a trendsetter, ushering in a wave of crypto currencies built on decentralized peer-to-peer network, it has become the de facto standard for cryptocurrencies. The currencies inspired by Bitcoin are collectively called altcoins and have tried to present themselves as modified or improved versions of Bitcoin. While some of these currencies are easier to mine than Bitcoin, there are tradeoffs, including greater risk brought on by lesser liquidity, acceptance and value retention.

On the other hand, gold as a decentralized currency, is not subject to government manipulation and offers an anonymous way of paying for goods and services, making it more like cash than trackable credit and debit cards.

Stable-Coin Cryptocurrencies

The CXAU platform we are developing will be a fully compliant Digital Vault platform to hold, transact and transfer asset-backed, redeemable, stable and scalable Crypto-Gold.

Stable-coins are a class of crypto currencies that seek to maintain price stability with respect to a value indicator. A stable-coin is supposed to provide price stability characteristics for purposes of avoiding volatility and acting as a better unit of account as well as a store of value.

Several solutions claiming to be stable-coins are currently available on the market, but most of them do not actually hold physical assets or do not allow their users to redeem their holdings fully.

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There are 3 common types of stable-coins:

●	Fiat-collateralized: require users to trust a centralized third party to hold their fiat currency and also to trust the stability of the fiat in itself, which is inherently unstable

●	Crypto-collateralized: create a dependency on the stability of the cryptocurrency on the other side of the equation, which is inherently unstable.

●	Non-collateralized: require continual network growth in the form of new investors who can provide capital to support a falling currency value, which is unsustainable.

None of these 3 types of stable-coins are fully asset backed, redeemable, stable, or scalable

We anticipate that CXAU will be different from other stable-coins in the following ways:

●	CXAU Crypto-Gold will be a decentralized, secure and easy to use digital currency 100% backed by physical gold.

●	CXAU will be built and stored on the world’s fastest and most scalable Hashgraph DLT.

●	Each CXAU user will have a 100% secure digital vault, 100% backed by physical gold.

●	The value of the account will not be correlated to equities, bonds, fiat currencies, supply and demand, or cryptocurrencies, but derived from the value of the physical gold that will secure it.

●	CXAU account holders will be able to redeem their full account value for physical gold at any time.

●	Hash Labs will operate CXAU on a fully compliant basis.

●	The highest standard of security will be applied to ensure that bad actors cannot use the CXAU platform.

●	Each digital vault will be activated only after a user has successfully completed full OFAC, KYC, AML screening, and identity verification.

●	All physical gold assets will be held in fully licensed and insured physical vaults owned and protected by world-leading security storage companies.

●	All gold assets on deposits will be audited on a quarterly basis.

We believe that with a more predictable value, CXAU will contribute to a global digital currency economy capable of supporting credit and debt markets, trust-based peer to peer transactions and credible long-term investments.

Possible Use Cases

We believe possible uses for CXAU include the following:

●	Global Payment Network: Since the key characteristics of price stability, liquidity, and scalability will be met, CXAU will have the potential to be foundational for global payments, serving as a unit of account, a store of value, and a medium of exchange.

●	Fueling Future Decentralized Applications: A price-stable CXAU could be used as a payment for using different DLTs, instead of those applications creating their own native currencies. For example in insurance, and lending markets.

●	Fundraising Economy: CXAU can onboard new cryptocurrency companies to accept it as a form of fundraising through token sales. This will give new cryptocurrency companies stability in funds and drive demand for CXAU.

●	Lending: CXAU can enable global access to secure and price-stable loans.

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Gold History & Present

CXAU is derived from the letter “C,” the universal reference for Cryptocurrency, and the letters “XAU,” which is the symbol used under the ISO 4217 currency standard for one troy ounce of gold.

Gold has managed to maintain its value through the ages and unlike paper currency, coins or other assets it has been a stable way to pass on and preserve the value of wealth from one generation to the next. A central bank or a nation often held gold reserves in order to store value as a guarantee to redeem promises to pay depositors or to secure a currency. The United States is one of the countries with the largest gold reserves amounting to over eight thousand tons.

Historically gold has been an excellent hedge against inflation because of its tendency to increase in value when the cost of living increases. Because of its stability and the rate of return as an investment, it is an attractive commodity.

Gold offers:

●	Safety: As a high-quality, liquid asset, gold helps preserve capital, diversify portfolios, mitigate risks, and serves as valuable collateral.

●	Liquidity: Operating in large markets that rival those of major sovereign bonds, gold is one of the most highly traded financial assets, with low transactional costs and universal acceptance.

●	Return: Since 1997, the average annual return on gold, in US dollar terms, has consistently outperformed the average returns on US Treasuries, Eurobonds, Japanese government bonds, and UK gilts over 10-year, 5-year and 1-year time horizons.

Digital currencies, such as Bitcoin and Litecoin, have been successful at leveraging Blockchain technology for the transfer of value across borders. But the inherent volatility, lack of asset backing and low transaction speeds have made them a poor choice for real business to be executed through their networks.

Hashgraph Partnership

We anticipate that CXAU will be built on world’s next generation DLT solution Hashgraph Algorithm, which we believe is superior to the early generation Blockchain DLT. Hashgraph is owned by Swirlds, Inc., (“Swirlds”). We are in discussions with Swirlds and anticipate entering into a licensing agreement with Swirlds to license Hashgraph for the CXAU platform in the near future.

DLT is disrupting and transforming existing markets in multiple industries. However, we believe there are five fundamental obstacles to be overcome before distributed ledgers can be widely accepted and adopted across every industry and geography. These obstacles are:

Performance: The platform is built on the Hashgraph distributed consensus algorithm, which provides near-perfect efficiency in bandwidth usage and consequently can process hundreds of thousands of transactions per second in a single shard (a fully-connected, peer-to-peer mesh of nodes in a network). Consensus latency is measured in seconds, not minutes, hours, or days. (For example, HH’s 500,000 transactions per second vs. Blockchain’s 5-7 transactions per second)

Security: Hashgraph achieves the gold standard for security in the field of distributed consensus: asynchronous Byzantine Fault Tolerance (aBFT). Other platforms that use coordinators, leaders, or communication timeouts tend to be vulnerable to Distributed Denial of Service (DDoS) attacks against those vulnerable areas. Hashgraph is resilient to these types of attacks and achieves the theoretical limits of security. Achieving this level of security at scale is a fundamental advance in the field of distributed systems as it is the gold standard for security in this category.

Stability: Hashgraph relies on both technical and legal controls to ensure the stability of the platform. This system prevents forking and illegal modifications of the algorithm.

Regulatory Compliance: The Hashgraph technical framework includes an Opt-In Escrow Identity mechanism that gives users a choice to bind verified identities to otherwise anonymous cryptocurrency accounts, which is designed to provide governments with the oversight necessary to ensure regulatory compliance. This is optional, and each user will be able decide what kinds of credentials, if any, to reveal. Hashgraph intends to work with governments to provide the same level of protection in distributed public ledgers as is currently present in the financial system.

The Hashgraph algorithm accomplishes being fair, fast, efficient, inexpensive, timestamped, and DoS resistant.

Hashgraph private-permissioned ledger provides the strongest foundation for the CXAU protocol. We believe it will enable CXAU to achieve unprecedented speed with fractional cost per transaction, all while maintaining bank-grade security.

Government regulation

Government Regulation of blockchain and cryptocurrency is largely non-existent at present and is being actively considered by the United States federal government via a number of agencies (SEC, CFTC, Federal Trade Commission (“FTC”) and the Financial Crimes Enforcement Network (“FinCEN”) of the U.S. Department of the Treasury) and in other countries. State government regulations also may apply to certain activities in which we may participate in the future. Other regulatory bodies are governmental or semi-governmental and have shown an interest in regulating or investigating companies engaged in the DLT or cryptocurrency business (NASDAQ, NYSE, FINRA, state securities commissions).

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Blockchain and cryptocurrency regulations are in a nascent state with agencies investigating businesses and their practices, gathering information, and generally trying to understand the risks and uncertainties in order to protect investors in these businesses and in cryptocurrencies generally. Regulations will certainly increase, in many cases, although it is presently not possible to know how they will increase, how regulations will apply to our businesses, or when they will be effective. For example, it appears that the SEC is contemplating whether the inclusion of cryptocurrencies as “securities” is supported under applicable law or if new laws will be required. Various bills have also been proposed in Congress for adoption related to our business which may be adopted and have an impact on us. The offer and sale of digital assets in initial coin offerings, which is not an activity we expect to pursue, has been a central focus of recent regulatory inquiries. However, as the regulatory and legal environment evolves, we may become subject to new laws, and regulation by the SEC and other agencies.

To prevent fraud and illegal activities on the CXAU platform, the Company plans to:

●	Ensure that no digital vaults issued to CXAU customers are activated until each new customer has undergone comprehensive Know Your Customer/Anti-Money Laundering screening;

●	Conduct routine security audits of its DLT environment; and

●	Implement other security measures, as necessary, to further support its diligence in this regard.

The Company has hired a chief compliance officer to develop and manage the Company’s compliance program.

Marketing and Sales Strategy

The Company’s target market for CXAU consists of three groups: individuals, institutions and governments.

Initially, our marketing efforts will focus on individual gold investors and crypto enthusiasts needing access to an easy to use, secure, stable, and transparent cryptocurrency. In this market, the Company will test the CXAU app’s functionality and scalability.

Eventually we will expand such marketing efforts to include institutional and governmental markets.

Currently, the Company is analyzing key trends and related secondary information that will compliment and aid defining its market opportunities and user needs.

Using a combination of qualitative and quantitative methods, the Company conducted an extensive research and discovery to set success metrics, recognize future growth initiatives, develop audience profiles, and assess the competition landscape and market conditions.

Under the Company’s marketing and sales strategy, the Company plans to take the following steps:

●	Engage highly rated and specialized branding, media, web design, and digital marketing agencies to work in synchrony with the in-house marketing team

●	Design a visual identity that can be easily activated across a variety of digital and media touchpoints;

●	Design and develop a website to serve as an education resource for media, influencers and general public and as a point of entry for users; and

●	Develop, activate and execute integrated launch and growth marketing campaigns to reach key audiences for awareness and demand for the product.

The Company’s integrated marketing and sales strategy is divided in 2 phases:

Launch Strategy: This is currently being executed in anticipation of the March 4, 2019 mobile app Digital Vault launch. This includes the following:

August to September 2018:

Brand strategy: Under this phase, which we completed, we sought to promote and develop our brand discovery, brand design including messaging and visual identity, and brand content creation.

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October to November 2018:

We will build and develop our CXAU Website, including with respect to website discovery and content, website design, and website development, hosting trials, and website live launch.

December 2018 to March 4, 2019 (Marketing Activation, Execution and Launch):

Our goal in this phase will be to create a “surround sound” marketing campaign to reach and engage the target audience, build the contact list, as well as generate excitement and brand awareness before the launch. We plan to utilize:

●	Paid media (search engine ads, social media ads, display ads, sponsored content, geo-fencing);

●	Earned media (media, investor, blogger, influencer relations);

●	Shared media (advocates, partnerships, social media); and

●	Owned media (proprietary content strategically created and distributed)

We also plan to attend industry events, and to leverage key partnerships with Dillon Gage and Hashgraph.

Growth Strategy: Our growth strategy in the development phase. Under our growth strategy, we will aim to secure sustainable growth of the CXAU user base through viral methods, paid, earned, shared and owned media, effective customer service management, and seamless application onboarding.

Competition

Below is a comparison of the Company’s planned CXAU platform with what the Company believes will be the Company’s main competitors.

	CXAU	AURUS	DARICO	GOLD CRYPTO	XGOLD
ICO	NO	Feb 2018	Jan 2018	Jan 2018	Feb 2018
TOKEN SUPPLY	Dynamic based on physical gold in the vault	Dynamic based on physical gold in the vault	240 million (25% ICO, 67.5 Mineable, 7.5% budget)	2000 million tokens (70% ICO, 20% mineable)	4 million tokens
PLATFORM	Algorithm Hashgraph	Blockchain Ethereum	Blockchain Ethereum	Blockchain Ethereum	Blockchain Ethereum
PAYMENTS	$/Gold	ETH	ETH	Major cryptocurrencies	ETH
COUNTRY	USA	Netherlands	Switzerland, Gibraltar	Belize	Panama
MARKET	First step USA individuals Next Institutional and Govt. Focused on use as a value exchange	Global, established gold traders	Global, crypto enthusiasts Focused on crypto trading	Not specified	Invests in real gold mining projects, operated by buying and selling gold bullions
COMPLIANCE	Fully compliant in the US	Non-compliant in the US	Non-compliant in the US	Non-compliant in the US	Non-compliant in the US
Backed and price	100% physical gold, 1 CXAU = 1 oz	100% physical gold	35% gold 10% Ethereum 55% Bitcoin	150% by physical gold	1 coin = 1 gram of gold

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Employees

As of September 30, 2018, we have four employees, all of whom are full-time. We consider our relationship with our employees to be good.

Corporate Information

Our principal executive offices are located at 78 SW 7th Street, Miami, FL 33130, and our telephone number is 888-879-8896. Our website address is https://hashlabs.net. Information on our website is not part of this prospectus.

DESCRIPTION OF PROPERTY

We sub-lease, on a month-to-month basis under an arrangement with WeWork, office space located at 78 SW 7th Street, Miami, FL 33130. Our current monthly rent is approximately $1,200. We believe these facilities are suitable and adequate to meet our current business requirements.

LEGAL PROCEEDINGS

We are not party to any material legal proceedings, and our property is not the subject to any material legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto appearing in this prospectus.

Overview

Hash Labs Inc. is a Nevada corporation that was originally formed on November 1, 2005 when Bio-Solutions International, Inc. (“Bio-Solutions”) entered into an Agreement and Plan of Merger with OmniMed Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Bio-Solutions, OmniMed International, Inc. (“OmniMed”) and the shareholders of OmniMed. On January 17, 2006, OmniMed changed its name to MedeFile International, Inc. The Company’s business following the closing of this agreement was the sale of an Internet-enabled Personal Health Record (iPHR) system for gathering, digitizing, maintaining, accessing and sharing an individual’s medical records, and in connection therewith, providing a professional service specializing in HIPAA compliant retrieval, reproduction and release of information. Under this service, Company personnel went onsite to physicians’ offices weekly to reproduce the records requested by third parties.

In October 2017, the name of the Company was changed to Tech Town Holdings, Inc. to reflect a new business strategy centered on identifying and fostering new or early stage business opportunities being aggressively fueled by digital reinvention and innovation. To that end, our business-building platform was segmented into six focused categories, for which we planned to advance numerous technology development projects:

Following close scrutiny of emerging business opportunities, coupled with evaluation of market trends, the Company determined that a more prudent strategy was to narrow its focus. The Company has now concentrated its focus on dynamic global growth opportunities in the financial technology, or Fintech industry, with an emphasis on emerging Blockchain or distributed ledger technology (“DLT”). The Company is developing financial technology solutions to operate on the world’s most advanced DLT, known as Hashgraph. Effective March 2, 2018, the Company changed its name to Hash Labs Inc.

The results of operations discussed under this Management’s Discussion & Analysis section relate to the Company’s prior business under which Company personnel went onsite to physicians’ offices weekly to reproduce the records requested by third parties.

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Results of Operations for the Three Months Ended June 30, 2018 and 2017

Revenues

Revenues for the three months ended June 30, 2018 totaled $6,068 compared to revenues of $12,440 during three months ended June 30, 2017. The decrease of $6,372 is related to fewer requests for service. We generated revenues from professional service specializing in HIPAA compliant retrieval, reproduction and release of information. Under this service, Company personnel went onsite to physicians’ office weekly to reproduce the records requested by third parties.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended June 30, 2018 totaled $1,551,810, an increase of $1,442,614 or approximately 1321% compared to selling, general and administrative expenses of $109,196 for the three months ended June 30, 2017. The increase was due mainly to increased legal expense, consulting fees and compensation to our Chief Executive Officer.

Interest Expense

Interest expense on convertible debentures for the three months ended June 30, 2018 and 2017, was $512,044 and $8,239 respectively. The increase was mainly due to the expense incurred with the beneficial conversion feature added to existing notes payable during the quarter.

Other Expense

Loss on change in fair value of derivate liabilities for the three months ended June 30, 2018 and 2017 was $1,439 and $140 respectively.

Net Loss

For the reasons stated above, our net loss for the three months ended June 30, 2018 was $2,056,347 or $0.11 per share, an increase of $1,948,852, compared to net loss of $107,495, or $0.75 per share, during the three months ended June 30, 2017.

Results of Operations for the Six Months Ended June 30, 2018 and 2017

Revenues

Revenues for the six months ended June 30, 2018 totaled $12,967 compared to revenues of $22,149 during six months ended June 30, 2017. The decrease of $9,182 is related to fewer requests for service. We generated revenues from professional service specializing in HIPAA compliant retrieval, reproduction and release of information.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the six months ended June 30, 2018 totaled $1,641,997, an increase of $1,426,207 or approximately 661% compared to selling, general and administrative expenses of $215,790 for the six months ended June 30, 2017. The increase was due mainly to increased legal expense, consulting fees and compensation to our Chief Executive Officer.

Interest Expense

Interest expense on convertible debentures for the six months ended June 30, 2018 and 2017, was $522,152 and $15,192 respectively. The increase was mainly due to the expense incurred with the beneficial conversion feature added to existing notes payable during the six months.

Other Expense

Loss on change in fair value of derivate liabilities for the six months ended June 30, 2018 and 2017 was $6,088 and $3,622 respectively.

Net Loss

For the reasons stated above, our net loss for the six months ended June 30, 2018 was $2,157,270, an increase of $1,942,175, compared to net loss of $215,095, during the six months ended June 30, 2017.

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Results of Operations for Years Ended December 31, 2017 and December 31, 2016

Revenues

Revenues for the year ended December 31, 2017 totaled $42,030 compared to revenues of $33,125 during the year ended December 31, 2016. We generated revenues from professional service specializing in HIPAA compliant retrieval, reproduction and release of information.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2017 totaled $479,019, an increase of $30,107 or approximately 6.7% compared to selling, general and administrative expenses of $448,912 for the year ended December 31, 2016. The increase was due mainly to increased payroll, legal expense and consulting fees.

Impairment of Asset

Impairment of Dino Might program for the year ended December 31, 2017 was $818,472.

Amortization Expenses

Amortization expense for the year ended December 31, 2017 totaled $5,614 compared to $0 for the year ended December 31, 2016. During the first quarter of 2017, the Company purchased website and domain names for a total of $17,845. At December 31, 2017, the Domains Names were written off in the amount of $12,231.

Interest Expense

Interest expense on convertible debentures for the years ended December 31, 2017 and 2016 was $1,768 and $11,606 respectively. The Company entered into two secured convertible debentures during the third quarter of 2013. The notes have a 10% annual interest rate.

Interest expense on promissory notes for the years ended December 31, 2017 and 2016, was $34,443 and $12,817 respectively. During the year ended December 31, 2017, the Company entered into several promissory notes with an annual interest rate of 7%, with terms varying from four months to one year.

Other Expense

Loss on change in fair value of derivate liabilities for the year ended December 31, 2017 was $6,839 compared to a gain of $6,500 for the year ended December 31, 2016.

Net Loss

For the reasons stated above, our net loss for the year ended December 31, 2017 was $1,316,356, an increase of $892,646, compared to net loss of $423,710, during the year ended December 31, 2016.

Liquidity and Capital Resources

As of June 30, 2018, we had cash of $292,078, which compared to cash of $730 as of December 31, 2017. Net cash used in operating activities for the six months ended June 30, 2018 was $165,010. Our current liabilities as of June 30, 2018 of $440,252 consisted of: $55,718 for accounts payable and accrued liabilities, net convertible debenture – related party of $24,930, overdraft of $597, note payable – related party of $201,187, and derivative liability of $0. During the six months ended June 30, 2018 two related parties forgave accrued salary of $239,000. We have negative working capital of $143,237 as of June 30, 2018.

As of December 31, 2017, we had cash of $730, compared to cash of $13,118 as of December 31, 2016. Net cash used in operating activities for the year ended December 31, 2017 was $275,488. Our current liabilities as of December 31, 2017 totaled $929,032; and consisted of $235,589 for accounts payable and accrued liabilities, convertible debenture of $19,055, overdraft of $1,577, note payable – related party of $653,405, and derivative liability of $19,406. We have negative working capital of $925,364 as of December 31, 2017.

From June 2018 to July 2018 the Company entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 3,030,303 shares of common stock, for a purchase price of $0.33 per share, and aggregate gross proceeds of $1,000,000.

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From August 2018 to September 2018, the Company entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 866,666 shares of common stock for a purchase price of $1.00 per share, and aggregate gross proceeds of $866,666. The investors included JMG Horseshoe, LLC, which purchased 333,333 shares of common stock for a purchase price of $333,333. The managing member of JMG Horseshoe, LLC is J. Mark Goode, who is the Company’s chief executive officer.

We have been funded in recent years (prior to our recent completion of private placements described above) primarily through loans from our principal stockholder. We will need to raise additional capital to maintain and expand operations. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. Additional funding may not be available on terms acceptable to us, or at all. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

Off Balance Sheet Arrangements

 We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Revenue Recognition

The Company had historically generated revenue from licensing the right to utilize its proprietary software for the storage and distribution of healthcare information to individuals and affinity groups. For revenue from product sales, the Company recognized revenue on four basic criteria which must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Stock-Based Compensation

The Company accounts for all compensation related to stock, options or warrants using a fair value-based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees. Stock issued for compensation is valued using the market price of the stock on the date of the related agreement.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analyses in accordance with ASC 360-10-15, “Impairment or Disposal of Long-Lived Assets.” ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals.

Recently Issued Accounting Pronouncements

There were various updated recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” ASU 2014-09 is a comprehensive revenue recognition standard that has superseded nearly all existing revenue recognition guidance under current U.S. GAAP and replaced it with a principle-based approach for determining revenue recognition. ASU 2014-09 requires that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017.

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The Company’s primary source of revenue during the periods discussed in this Management’s Discussion and Analysis section was from providing a professional service that specializes in HIPAA compliant retrieval, reproduction and release of information. Orders are fulfilled as requested, then invoiced. Once payment is received, revenue is recognized when records are delivered.

During the fourth quarter of 2017, the Company finalized its assessment related to the new standard and determined that the timing of revenue recognition related to the Company’s revenues will remain consistent between the new standard and the previous standard. The Company adopted ASU 2014-09 effective January 1, 2018 using the modified retrospective method, and there was no cumulative adjustment to retained earnings.

Management does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

MARKET FOR DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted under the symbol “HLAB” on the OTC Pink tier of the OTC Markets. There is minimal trading activity in our common stock.

As of September 30, 2018, there were approximately 1,084 holders of record of our common stock.

Dividend Policy

The Company has never declared or paid any cash dividends on its common stock and does not expect to pay and any cash dividends for the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

None.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table and biographical summaries set forth information, including principal occupation and business experience about our directors and executive officers:

Name	Positions	Age
J. Mark Goode	Chief Executive Officer, President and Chairman of Board of Directors	57
Niquana Noel	Chief Operating Officer, Director	37

J. Mark Goode has served as the Company’s the president, chief executive officer, and chairman of the board of directors, since May 18. 2018. Mr. Goode, a decorated former Captain in the United States Marine Corps, joined the Company from The Peninsula Group, LLC (“Peninsula”), an investment origination and management company focused on the life insurance settlement market, where he was the founder and Chief Executive Officer. During his 15-year tenure as Peninsula’s CEO, Mr. Goode’s team completed approximately 500 individual insurance investment transactions, representing more than $1 billion in life policy benefit value. Mr. Goode is also the founder and managing member of JMG Strategies, LLC, a Miami-based alternative investment management firm, and the founder of Life Premium Solutions, an independent insurance advisory firm that specializes in customized, innovative premium finance solutions for the advanced life insurance market. Mr. Goode has served as an elected member of the Board of Directors of the Life Insurance Settlement Association and previously served as the Association’s Vice President and as Chairman of its Political Action Committee. Mr. Goode was recognized in 2010 by Life Settlement Review as one of the “10 Most Influential Leaders” in the life settlement industry and previously, after eight years of military service, he was awarded the Navy Commendation Medal. Mr. Goode holds an Master of Arts Degree from The George Washington University. Mr. Goode’s business executive experience qualifies him to serve as a director of the Company.

Niquana Noel has served as the Company’s chief operating officer since May 18, 2018 and as a director of the Company since August 2013. Ms. Noel served as the Company’s chief executive officer and president from January 2014 to May 2018. Prior to serving in that capacity, Ms. Noel served as operations manager of the Company from 2008. Prior to joining the Company, Ms. Noel was the Executive Assistant to a Florida-based serial entrepreneur who had business interests ranging from the ownership and operation of cemeteries in Maryland, Virginia and Florida to the ownership and operation of exotic, high performance car dealerships and auto accessory businesses. Ms. Noel’s operational experience qualifies her to serve on the Company’s board of directors.

Corporate Governance

Board of Directors’ Term of Office

Directors are elected at our annual meeting of shareholders and serve for one year until the next annual meeting of shareholders or until their successors are elected and qualified.

Committees of our Board of Directors

We have not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, or any committees performing similar functions. The functions of those committees are currently undertaken by Board of Directors as a whole.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the chair of the board of directors and chief executive officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its shareholders to combine these roles. Mr. Goode has served as our chair and chief executive officer since May 2018. We believe it is in the best interest of the Company to have the chair and chief executive officer roles combined due to our small size and limited resources.

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Our board of directors is primarily responsible for overseeing our risk management processes.  The board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The board of directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the Board’s appetite for risk. While the board oversees our company, our company’s management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

No Family Relationships

There is no family relationship between any director and executive officer or among any directors or executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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EXECUTIVE COMPENSATION

The following table sets forth compensation information for services rendered by certain of our executive officers in all capacities during the last two completed fiscal years. The following information includes the dollar value of base salaries and certain other compensation, if any, whether paid or deferred. The executive officers of the Company did not receive any stock award, option award, non-equity incentive plan compensation, or nonqualified deferred compensation earnings during the last two completed years.

				Stock		Total
		Salary	Bonus	Awards	Other	Compensation
Name and Position(s)	Fiscal Year	($)	($)	($)	($)	($)
Niquana Noel (1)	2017	96,000				96,000
President and Chief Executive Officer	2016	96,000	-	-	-	96,000

(1) For the year ended December 31, 2017, all compensation for Niquana Noel was accrued. There was no payroll paid to Niquana Noel during 2017. Ms. Noel subsequently waived this accrued compensation. Ms. Noel resigned as chief executive officer in May 2018 and currently serves as the Company’s chief operating officer.

Employment Agreements

The Company entered into an employment agreement on May 18, 2018, with J. Mark Goode, the Company’s chief executive officer. Pursuant to the employment agreement, Mr. Goode’s annual base salary is $96,000, which may increase to up to $216,000 upon Mr. Goode meeting certain milestones set forth in the employment agreement related to the Company’s performance and is subject to increases as set from time to time by the board. Upon the execution of the employment agreement, Mr. Goode received 500,000 shares of common stock of the Company. After one year of employment by the Company as the chief executive officer, the Company will issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; after two years of employment by the Company as the chief executive officer, the Company will issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; and after three years of employment by the Company as the chief executive officer, the Company will issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance.

Outstanding Equity Awards at 2017 Fiscal Year-End

The Company had no outstanding equity awards as of December 31, 2017.

Director Compensation

The Company did not pay any compensation to any director of the Company in 2017, for services as director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 30, 2018, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group.

The table lists applicable percentage ownership based on 22,848,246 shares of common stock outstanding as of September 30, 2018. In addition, the rules include shares of our common stock issuable pursuant to the exercise of stock options and warrants that are either immediately exercisable or exercisable within 60 days of September 30, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

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We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o Hash Labs Inc., 78 SW 7th Street, Miami, FL 33130.

Name and address of beneficial owner	Number of shares of common stock beneficially owned		Percentage of common stock beneficially owned
Greater than 5% Stockholders:
Lyle Hauser 1005 Kane Course, Suite 207 Bay Harbor, FL 33154	9,335,157	(1)	40.9%
The Vantage Group Ltd. 1005 Kane Course, Suite 207 Bay Harbor, FL 33154	2,000,000		8.8%
David Dorr 936 SW 1st Ave, Ste 1072 Miami, FL 33130	5,843,434	(2)	25.6%
Brian Dorr 936 SW 1st Ave, Ste 1072 Miami, FL 33130	5,843,434	(3)	25.8%
Advantage Life & Annuity SPC FBO ALIP 1704-1138 5304 18 Forum Lane Camana Bay Grand Cayman 9006	1,343,434		5.9%
Directors and Executive Officers:
J. Mark Goode	833,333	(2)	3.6%
Niquana Noel	11,250		*
All Directors and Officers as a Group (2 persons)	844,583		3.7%

* Less than 1%.

(1) Includes 2,000,000 shares owned by The Vantage Group Ltd., an entity owned by Mr. Hauser.

(2) Mr. Dorr’s beneficial ownership includes 1,343,434 shares held by Advantage Life & Annuity SPC fbo ALIP 1704-1138 9 (“Advantage Life”). Brian Dorr and David Dorr are the owners and managing directors of Dorr Asset Management SEZC, which is the investment advisor to Advantage Life and has investment discretion over the account that holds the shares of the Company.

(3) Mr. Dorr’s beneficial ownership includes 1,343,434 shares held by Advantage Life. Brian Dorr and David Dorr are the owners and managing directors of Dorr Asset Management SEZC, which is the investment advisor to Advantage Life and has investment discretion over the account that holds the shares of the Company.

(4) Includes 333,333 shares owned by JMG Horseshoe LLC. Mr. Goode is the managing member of JMG Horseshoe, LLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

We have been funded in the past two fiscal years and subsequently (until private placements completed in June to August 2018, as described under “Prospectus Summary”) primarily through loans from our primary stockholder, Lyle Hauser (directly and through The Vantage Group Ltd. (“Vantage”), an entity owned by Mr. Hauser). The loans generally bore interest at the rate of 7% per year and had a maturity date of six months from issuance. As of December 31, 2017, we had an aggregate in notes payable owed to Mr. Hauser and Vantage of $587,194 and a convertible debenture owed to Mr. Hauser and Vantage of $19,055. As of June 30, 2018, Mr. Hauser (directly or through Vantage) held promissory notes of the Company in the amount of $198,017 and additional convertible notes in the amount of $24,930.

On July 23, 2018, Niquana Noel, the Company’s chief operating officer, waived all compensation owed to her as of such date.

On August 7, 2018, Lyle Hauser waived accrued and unpaid interest on convertible debentures owed to him by the Company, in the amount of $19,999.

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On August 15, 2018, the Company entered into a subscription agreements with JMG Horseshoe, LLC (“JMG”), pursuant to which the Company sold to JMG 333,333 shares of common stock for a purchase price of $333,333. The managing member of JMG is J. Mark Goode, who is the Company’s chief executive officer.

On April 3, 2018, the Company entered into an exchange agreement with Vantage. Pursuant to the exchange agreement, Vantage exchanged outstanding promissory notes of the Company in the aggregate principal amount of $518,225 (including accrued interest) held by Vantage for a new convertible promissory note of the Company in the principal amount of $518,225. The convertible note bears interest at the rate of 7% per year and is convertible into shares of common stock of the Company at a conversion price of $0.027.

On April 3, 2018, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged outstanding promissory notes of the Company in the aggregate principal amount of $68,969 (including accrued interest) held by Mr. Hauser for a new convertible promissory note of the Company in the principal amount of $68,969. The convertible note bears interest at the rate of 7% per year and is convertible into shares of common stock of the Company at a conversion price of $0.0005. Vantage subsequently sold a portion of its newly issued convertible note to David Dorr, and a portion of its newly issued convertible note to Brian Dorr. Mr. Brian Dorr and Mr. David Dorr are the owners and managing directors of Dorr Asset Management SEZC, which is the investment advisor to Advantage Life and has investment discretion over the account that holds the shares of the Company held by Advantage Life, which are being registered for resale pursuant to this prospectus.

On April 6, 2018, the Company issued 4,500,000 shares of common stock to David Dorr, and 4,500,000 shares of common stock to Brian Dorr, upon the conversion of convertible notes held by each in the amount of $121,500.

On April 3, 2018, the Company issued an aggregate of 9,300,000 shares of common stock to Vantage and Mr. Hauser upon the conversion of (i) $241,650 of Vantage’s convertible note and (ii) 7,000 shares of Series C Preferred Stock. In connection with the conversion, Vantage waived any dividends owed to Vantage as the holder of the Series C Preferred Stock.

On September 29, 2017, the Company entered into and closed an asset purchase agreement with Vantage. Pursuant to the asset purchase agreement, the Company purchased from Vantage a software application referred to as Dino Might and related intellectual property (the “Dino Might Asset”). As consideration for the purchase, the Company issued to Vantage 7,000 shares of newly created Series C Preferred Stock and granted to Vantage a revenue sharing interest in the Dino Might Asset pursuant to which the Company agreed to pay to Vantage, for the Company’s 2017 fiscal year and the following nine years, 30% of the revenue generated by the Dino Might Asset.

Michael Delin, a former director of the Company, provided accounting services to the Company through an entity he owns. During the years ended December 31, 2017 and December 31, 2016, we paid Mr. Delin $9,500 and $22,500 for such services. Mr. Delin resigned as a director of the Company on May 21, 2018.

Director Independence

Neither of our directors is independent as defined under Nasdaq Marketplace Rules.

ADDITIONAL INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549.

The SEC maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the SEC. In addition, the registration statement may be accessed at the SEC’s web site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

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NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of Hash Labs Inc. as of and for the years ended December 31, 2017 and December 31, 2016, included in this prospectus, have been audited by MaloneBailey, LLP, as set forth in its report thereon, included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

29

Hash Labs Inc

Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current assets
Cash	$292,078	$730
Merchant services reserve	4,937	2,938
Total current assets	297,015	3,668

Dino Might program	1,979	1,979
Total assets	$298,994	$5,647

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued liabilities	$55,718	$235,589
Bank overdraft	597	1,577
Deferred stock-based compensation	157,820	-
Note payable - related party	201,187	653,405
Convertible debenture, net - related party	24,930	19,055
Derivative liability convertible note	-	19,406
Total current liabilities	440,252	929,032

Stockholders’ deficit
Preferred stock, $.0001 par value: 10,000,000 authorized, no shares issued and outstanding on June 30, 2018 and December 31, 2017, respectively	-	-
Preferred stock Series C, $0.0001 par value: 7,000 authorized, nil and 7,000 shares issued and outstanding on June 30, 2018 and December 31, 2017, respectively	-	1
Common stock, $.0001 par value: 700,000,000 authorized; 19,961,378 and 157,277 shares issued and outstanding on June 30, 2018 and December 31, 2017, respectively	1,996	15
Additional paid-in capital	32,265,481	29,328,064
Accumulated deficit	(32,408,735)	(30,251,465)
Total stockholders’ deficit	(141,258)	(923,385)
Total liabilities and stockholders’ deficit	$298,994	$5,647

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Hash Labs Inc.

Consolidated Statements of Operations

(unaudited)

	For the Three months ended		For the Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue	$6,068	$12,440	$12,967	$22,149

Operating expenses
Selling, general and administrative expenses	1,551,810	109,196	1,641,997	215,790
Amortization expense	-	2,640	-	2,640
Total operating expenses	1,551,810	111,836	1,641,997	218,430

Loss from operations	(1,545,742)	(99,396)	(1,629,030)	(196,281)

Other expenses
Interest expense	(512,044)	(8,239)	(522,152)	(15,192)
Change in fair value of derivative liabilities	1,439	140	(6,088)	(3,622)
Total other expenses	(510,605)	(8,099)	(528,240)	(18,814)

Net loss	$(2,056,347)	$(107,495)	$(2,157,270)	$(215,095)

Net loss per common share: basic and diluted	$(0.11)	$(0.75)	$(0.24)	$(1.50)

Weighted average common shares outstanding: basic and diluted	17,941,942	143,780	9,095,755	143,780

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Hash Labs Inc.

Consolidated Statements of Cash Flows

(unaudited)

	For the Six months ended June 30,
	2018	2017
Cash flows from operating activities
Net loss	$(2,157,270)	$(215,095)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,407,820	-
Amortization expense of debt discounts	509,307	2,640
Loss on change in fair value of derivative liability	6,088	3,622
Changes in operating assets and liabilities
Accounts receivable - merchant services reserve	(1,999)	-
Accounts payable and accrued liabilities	59,129	77,894
Bank overdraft	(980)	2,429
Accrued interest - convertible debenture	8,650	855
Accrued interest - notes payable	4,245	14,337
Net cash used in operating activities	(165,010)	(113,318)

Cash flows from investing activities
Cash paid for Domain names	-	(17,845)
Net cash used in investing activities	-	(17,845)

Cash flow from financing activities
Proceeds from notes payable - related party	82,025	118,500
Proceeds from convertible note - related party	41,000	-
Proceeds from issuance of common stock	333,333	-
Net cash provided by financing activities	456,358	118,500

Net increase (decrease) in cash and cash equivalents	291,348	(12,663)
Cash and cash equivalents at beginning of period	730	13,118
Cash and cash equivalents at end of period	292,078	455

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Debt discount due to beneficial conversion	$586,921	$-
Common stock issued from conversion of preferred stock	$1	$-
Common stock issued from conversion of debt and accrued interest	$484,650	$-
Forgiveness of accrued salary related-party	$239,000	$-
Forgiveness of accrued interest related-party	$19,999	$-
Extinguishment of derivative associated with related party note	$25,494	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HASH LABS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018

NOTE 1 – BASIS OF PRESENTATION & GOING CONCERN

Basis of Presentation

The accompanying unaudited consolidated financial statements of Hash Labs Inc., a Nevada corporation (the “Company”), have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. These unaudited consolidated financial statements and related notes should be read in conjunction with the Company’s Form 10-K for the fiscal year ended December 31, 2017. In the opinion of management, these unaudited consolidated financial statements reflect all adjustments that are of a normal recurring nature and which are necessary to present fairly the financial position of the Company as of June 30, 2018, and the results of operations and cash flows for the six months ended June 30, 2018 and 2017. The results of operations for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the entire fiscal year.

Nature of Business Operations

Our Company was originally formed on November 1, 2005 when Bio-Solutions International, Inc. (“Bio-Solutions”) entered into an Agreement and Plan of Merger with OmniMed Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Bio-Solutions, OmniMed International, Inc. (“OmniMed”) and the shareholders of OmniMed. Pursuant to the agreement, Bio-Solutions acquired all of the outstanding equity stock from the OmniMed shareholders. As a result, the OmniMed shareholders assumed control of Bio-Solutions and changed the name of the Company to OmniMed International, Inc., effective November 21, 2006. On January 17, 2006, OmniMed changed its name to MedeFile International, Inc. The Company’s business following the closing of this agreement was the sale of an Internet-enabled Personal Health Record (iPHR) system for gathering, digitizing, maintaining, accessing and sharing an individual’s medical records, and in connection therewith, providing a professional service specializing in HIPAA compliant retrieval, reproduction and release of information. Under this service, Company personnel go onsite to physicians’ offices weekly to reproduce the records requested by third parties.

In October 2017, the name of the Company was changed to Tech Town Holdings, Inc. to reflect a new business strategy centered on identifying and fostering new or early stage business opportunities being aggressively fueled by digital reinvention and innovation.

Following close scrutiny of emerging business opportunities, coupled with evaluation of market trends, the Company determined that a more prudent strategy was to narrow its focus to financial technology, or Fintech, with an emphasis on emerging Blockchain or distributed ledger technology, or DLT. The Company is developing financial technology solutions to operate on the world’s most advanced DLT, known as Hashgraph. Effective March 2, 2018, the Company changed its name to Hash Labs Inc.

Going Concern

The accompanying unaudited consolidated financial statements have been prepared contemplating a continuation of the Company as a going concern. However, the Company incurred a net loss of $2,157,270 for the six months ended June 30, 2018 and has negative working capital of $143,237 as of June 30, 2018.

The accompanying unaudited consolidated financial statements have been prepared assuming the Company will continue as a going concern. The operating losses and working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to obtain additional financing depends on the success of its growth strategy and its future performance, each of which is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond the Company’s control. The unaudited consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

We will need to raise additional capital in order to continue operations. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. Additional financing may not be available on terms acceptable to the Company, or at all.

Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail or cease our operations.

Financial Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” ASU 2014-09 is a comprehensive revenue recognition standard that has superseded nearly all existing revenue recognition guidance under current U.S. GAAP and replaced it with a principle based approach for determining revenue recognition. ASU 2014-09 requires that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017.

The Company’s primary source of revenue is from providing a professional service that specializes in HIPAA compliant retrieval, reproduction and release of information. Orders are fulfilled as requested, then invoiced. Once payment is received, revenue is recognized when records are delivered.

During the fourth quarter of 2017, the Company finalized its assessment related to the new standard and determined that the timing of revenue recognition related to the Company’s revenues will remain consistent between the new standard and the previous standard.

The Company adopted ASU 2014-09 effective January 1, 2018 using the modified retrospective method, and there was no cumulative adjustment to retained earnings.

Fair Value of Financial Instruments

Cash and Equivalents, Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

The carrying amounts of these items approximated fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, Financial Accounting Standards Board (“FASB”) ASC Topic 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The application of the three levels of the fair value hierarchy under Topic 820-10-35 to our assets and liabilities as of June 30, 2018 and December 31, 2017 are described below:

	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
June 30, 2018:
Liabilities
Derivative Liabilities	$-	$-	$-	$-
Total	$-	$-	$-	$-

December 31, 2017:
Liabilities
Derivative Liabilities	$-	$-	$19,406	$19,406
Total	$-	$-	$19,406	$19,406

Derivative liability as of June 30, 2018 was $0, compared to $19,406 as of December 31, 2017.

2. NOTES PAYABLE – RELATED PARTY

On March 21, 2018, the Company, entered into an unsecured 7% Promissory Note with a significant shareholder in the amount of $15,000. On April 13, 2018 the significant shareholder entered into another promissory loan in amount of $10,000 with the similar terms. On May 4, 2018 the significant shareholder entered into another promissory loan in amount of $25,000 with the similar terms. On June 6, 2018 the significant shareholder entered into another promissory loan in amount of $32,000 with the similar terms. The notes have a term of 6 months and are unsecured. The note includes interest calculated for the 6 month ended June 30, 2018, from another note owned by the same shareholder.

June 30, 2018
Notes payable – related party at beginning of period	$-
Borrowings on notes payable – related party	82,000
Accumulated interest	1,454
Notes payable – related party	$83,454

On July 15, 2016, the Company entered into an unsecured 7% Promissory Notes with a significant shareholder in the amount of $100,000. The note has a one-year term and was in default as of June 30, 2018.

The changes in these notes payable to related party consisted of the following during the six months ended June 30, 2018:

	June 30, 2018	December 31, 2017
Notes payable at beginning of period	$110,688	$103,248
Borrowings on notes payable	-	-
Repayment	-	-
Accumulated interest	3,875	7,440
Notes payable – related party	$114,563	$110,688

During the year ended December 31, 2017, the Company entered into five unsecured 7% Promissory Notes with a terms ranging from four to six months.

During the year ended December 31, 2017, the Company borrowed a total of $4,275 from the former CEO of the Company, repaid $4,330 to the CEO, and the amount due to the CEO was $3,145 as of December 31, 2017. The CEO loaned an additional $25 during the six months ended June 30, 2018. The total amount due on June 30, 2018 is $3,170. The advance carries 0% interest rate, is unsecured, and is due on demand.

Other Related Party Transaction

Michael Delin, a former director of the Company, provided accounting services to the Company through an entity he owns. During the six month ended June 30, 2018, the Company paid Mr. Delin $3,500 for such services.

3. DEFFERED STOCK-BASED COMPENSATION - RELATED PARTY

On May 18, 2018, the Company appointed Mark Goode as the new President and Chief Executive Officer of the Company, effective May 18. 2018. He was also appointed a member and Chairman of the Board of Directors of the Company (the “Board”).

The Company has entered into an employment agreement on May 18, 2018 (the “Employment Agreement”) with Mr. Goode, which provides for an annual salary and certain other benefits. Pursuant to the Employment Agreement, Mr. Goode’s annual base salary is $96,000, which may increase to up to $216,000 upon Mr. Goode meeting certain milestones set forth in the Employment Agreement related to the Company’s performance and is subject to increases as set from time to time by the Board. Upon the execution of the Employment Agreement, Mr. Goode shall receive 500,000 shares of common stock of the Company valued at $1,250,000 ($2.50 per share). After one year of employment by the Company as the Chief Executive Officer, the Company shall issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; after two years of employment by the Company as the Chief Executive Officer, the Company shall issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; and after three years of employment by the Company as the Chief Executive Officer, the Company shall issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance. As of June 30, 2018 the Company accrued $157,820 in accordance with ASC 718-10-55-65 for the portion earned as the terms of such an award do not establish an ownership relationship because the extent to which (or whether) the employee benefits from the award depends on something other than changes in the entity’s share price. Therefore, the awards should be accounted for as a liability award. ASC 718 requires that public companies measure share-based awards classified as liabilities at fair value at each reporting date. In accordance with 718-30-35-3, a public entity shall measure a liability award under a share-based payment arrangement based on the award’s fair value re-measured at each reporting date until the date of settlement. Compensation cost for each period until settlement shall be based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date) in the fair value of the instrument for each reporting period.

4. CONVERTIBLE DEBENTURE – RELATED PARTY

During the year ended December 31, 2016, the Company entered into eight unsecured 7% Promissory Notes with a significant shareholder. During the year ended December 31, 2017, the Company entered into additional unsecured 7% Promissory Notes totaling $215,500. During the first quarter 2018, the Company entered into five additional notes totaling $41,000 with an interest rate of 7%. The notes mature four to 12 months from issuance. On April 3, 2018, the Company entered into an exchange agreement with The Vantage Group Ltd. (“Vantage”). Pursuant to the exchange agreement, Vantage exchanged outstanding promissory notes of the Company in the aggregate principal amount of $518,225 (including accrued interest) held by Vantage for a new convertible promissory note of the Company in the principal amount of $518,225. The convertible note bears interest at the rate of 7% per year and is convertible into shares of common stock of the Company at a conversion price of $0.027.  The Company recorded a debt discount of $518,225 for the fair value of the beneficial conversion feature. As of June 30, 2018 the Company amortized $492,745 of the debt discount.

The Company evaluated the modification under ASC 470-50 and concluded the addition of the conversion qualifies for debt modification which triggered debt extinguishment; however, there was no impact to the income statement as there was no unamortized discounts or other fees paid on the under the prior debt terms.

The Company analyzed the conversion option in the notes for derivative accounting treatment under ASC Topic 815, “Derivatives and Hedging” and determined that the instrument does not qualify for derivative accounting.

The Company therefore performed an analysis to determine if the conversion option was subject to a beneficial conversion feature and determined that the instrument does have a beneficial conversion feature equivalent. The intrinsic value of a beneficial conversion feature inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the date the note is due using the effective interest method. If the note payable is retired prior to the end of its contractual term, the unamortized discount is expensed in the period of retirement to interest expense. In general, the beneficial conversion feature is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the common shares at the commitment date to be received upon conversion.

On April 3, 2018, the Company issued an aggregate of 9,300,000 shares of common stock to Vantage upon the conversion of (i) $241,650 of Vantage’s convertible note and (ii) 7,000 shares of Series C Preferred Stock. In connection with the conversion, Vantage waived any dividends owed to Vantage as the holder of the Series C Preferred Stock.

On April 6, 2018, the Company issued an aggregate of 9,000,000 shares of common stock upon the conversion of a convertible note in the principal amount (including accrued interest) of $243,000.

The balance of notes payable to related party as of June 30, 2018

	June 30, 2018	December 31, 2017

Notes payable – related party at beginning of period	$470,603	231,569

Borrowings on notes payable – related party	41,000	215,500
Beneficial conversion feature	(518,225)	-
Reclassification to paid in capital of beneficial conversion for conversion to common stock	492,745	-
Conversion to common stock	(484,650)	-
Accumulated interest	6,622	23,534
Notes payable – related party	$8,095	470,603

During the year ended December 31, 2017, the Company entered into five unsecured 7% Promissory Notes with a significant shareholder totaling $65,500. On April 3, 2018, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged outstanding promissory notes of the Company in the aggregate principal amount of $68,969 (including accrued interest) held by Mr. Hauser for a new convertible promissory note of the Company in the principal amount of $68,969. The convertible note bears interest at the rate of 7% per year and is convertible into shares of common stock of the Company at a conversion price of $0.0005. Lyle Hauser (directly and through Vantage, which he owns) is the Company’s largest stockholder. The Company recorded a debt discount of $68,696 for the fair value of the beneficial conversion feature. As of June 30, 2018 the Company amortized $16,562 of the debt discount.

The Company evaluated the modification under ASC 470-50 and concluded the addition of the conversion qualifies for debt modification which triggered debt extinguishment; however, there was no impact to the income statement as there was no unamortized discounts or other fees paid on the under the prior debt terms.

The Company analyzed the conversion option in the notes for derivative accounting treatment under ASC Topic 815, “Derivatives and Hedging” and determined that the instrument does not qualify for derivative accounting.

The Company therefore performed an analysis to determine if the conversion option was subject to a beneficial conversion feature and determined that the instrument does have a beneficial conversion feature equivalent. The intrinsic value of a beneficial conversion feature inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the date the note is due using the effective interest method. If the note payable is retired prior to the end of its contractual term, the unamortized discount is expensed in the period of retirement to interest expense. In general, the beneficial conversion feature is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the common shares at the commitment date to be received upon conversion.

The changes in these notes payable to related party consisted of the following during the six months ended June 30, 2018:

	June 30, 2018	December 31, 2017
Notes payable at beginning of period	$68,969	$-
Borrowings on notes payable	-	65,500
Beneficial conversion	(68,696)	-
Amortization of beneficial conversion feature	16,562	-
Accumulated interest	1,084	3,469
Interest transferred to related party	(1,084)	-
Notes payable – related party	$16,835	$68,969

The Company entered into two 10% Secured Convertible Debentures with a significant shareholder in the amount of $50,000 on November 4, 2013 and $60,000 on December 17, 2013. The debentures carry a one-year term and are convertible into common stock at conversion price equal to the lower of $400 or 80% of the previous day’s closing price. On June 29, 2018 the significant shareholder forgave the amounts owed, which was effective as of April 3, 2018. The Company recorded a capital contribution of $19,999 during the six months ended June 30, 2018.

The changes in these outstanding convertible notes payable to related party consisted of the following during the three months ended June 30, 2018:

	June 30, 2018	December 31, 2017
Convertible debenture – related party at beginning of period	$19,055	$17,287
Forgiveness	(19,999)	-
Accumulated interest	944	1,768
Convertible debenture – related party at end of period	$-	$19,055

5. DERIVATIVE LIABILITIES

As noted above, the Company entered into two 10% Secured Convertible Debentures with a significant shareholder, one in the amount of $50,000 on November 4, 2013 and the other in the amount of $60,000 on December 17, 2013. The debentures carry a one-year term and are convertible into common stock at a conversion price equal to the lower of $400 or 80% of the previous day’s closing price. On June 29, 2018 the significant shareholder forgave the accrued interest, which was effective as of April 3, 2018. The Company recorded a capital contribution of $25,494 during the six months ended June 30, 2018.

The Company assesses the fair value of the convertible debenture using the Black Scholes pricing model and records a derivative liability for the value. The Company then assesses the fair value quarterly based on the Black Scholes Model and increases or decreases the liability to the new value and records a corresponding gain or loss (see below for variables used in assessing the fair value).

Due to the variable conversion rates, the Company treats the convertible debenture as a derivative liability in accordance with the provisions of ASC 815 “Derivatives and Hedging” (ASC 815). ASC 815 applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative and to any freestanding financial instruments that potentially settle in an entity’s own common stock. The fair value of the conversion options was determined using the Black-Scholes Option Pricing Model and the following significant assumptions during the six months ended June 30, 2018.

	June 30, 2018	December 31, 2017
Risk-free interest rate at grant date	0.45%	0.45%
Expected stock price volatility	244%	228%
Expected dividend payout	-	-
Expected option in life-years	1	1

The change in fair value of the conversion option derivative liability consisted of the following during the year ended December 31, 2017:

	June 30, 2018	December 31, 2017
Conversion option liability (beginning balance)	$19,406	$12,567
Reclassification to additional paid in capital	(25,494)
Loss on changes in fair market value of conversion option liability	6,088	6,839
Net conversion option liability	$-	$19,406

Change in fair market value of conversion option liability resulted in a loss of $6,088 for the six months ended June 30, 2018 and $6,839 for the year ended December 31, 2017.

6. EQUITY

On September 29, 2017, the Company filed a Certificate of Designation of Series C Preferred Stock with the Secretary of State of Nevada. The Company authorized 7,000 shares of preferred stock as Series C Preferred Stock. The Company has issued 7,000 shares of Series C Preferred Stock. Each holder of outstanding shares of Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series C Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. The Series C Preferred Stock is convertible into common stock at a conversion ratio determined by dividing the Series C Original Issue Price of $100 per share by the conversion price of $2.00 (such that each share of Series C Preferred Stock is convertible into 50 shares of common stock). The Series C Preferred Stock will vote on an as-converted basis with the common stock, and in the event any dividends are paid on the common stock, the Series C Preferred Stock will be entitled to dividends on an as-converted basis. If a Distribution Event (as defined in the Series C Certificate of Designation) occurs, the Company will pay to the holders of Series C Preferred Stock $30,000 for every $120,000 received from such Distribution Event, and the number of outstanding shares of Series C Preferred Stock will be reduced by an amount determined by dividing the amount of such payment by the Series C Original Issue Price. A Distribution Event is defined as the receipt by the Company of $120,000 in proceeds from a financing not involving any holder of Series C Preferred Stock, or any fiscal period in which the Company generated gross profits of $120,000 or more. In the event the Corporation shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock, without consideration or for a consideration per share less than the Series C Conversion Price in effect immediately prior to such issue, then the Series C Conversion Price shall be reduced, concurrently with such issue.

On September 29, 2017, the Company issued 7,000 shares of Series C Preferred Shares in connection with an Asset Purchase Agreement. The value of the shares issued amount to $820,451. The valuation of the Preferred Shares was determined by an independent financial analyst.

On October 25, 2017, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of Nevada, pursuant to which a one-for-200 reverse split of its common stock was effected and the Company changed its name to Tech Town Holdings Inc, effective November 2, 2017. All share and per share amounts herein retroactively reflect the split.

On May 18, 2018, the Company appointed Mark Goode as the new President and Chief Executive Officer of the Company, effective May 18. 2018. He was also appointed a member and Chairman of the Board of Directors of the Company (the “Board”). The Company has entered into an employment agreement on May 18, 2018 (the “Employment Agreement”) with Mr. Goode, which provides for an annual salary and certain other benefits. Pursuant to the Employment Agreement, Mr. Goode’s annual base salary is $96,000, which may increase to up to $216,000 upon Mr. Goode meeting certain milestones set forth in the Employment Agreement related to the Company’s performance and is subject to increases as set from time to time by the Board. Upon the execution of the Employment Agreement, Mr. Goode shall receive 500,000 shares of common stock of the Company valued at $1,250,000 ($2.50 per share).

On April 3, 2018, the Company entered into an exchange agreement with The Vantage Group Ltd. (“Vantage”). Pursuant to the exchange agreement, Vantage exchanged outstanding promissory notes of the Company in the aggregate principal amount of $518,225 (including accrued interest) held by Vantage for a new convertible promissory note of the Company in the principal amount of $518,225. The convertible note bears interest at the rate of 7% per year and is convertible into shares of common stock of the Company at a conversion price of $0.027.  The Company recorded a debt discount of $518,225 for the fair value of the beneficial conversion feature.

On April 3, 2018, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged outstanding promissory notes of the Company in the aggregate principal amount of $68,969 (including accrued interest) held by Mr. Hauser for a new convertible promissory note of the Company in the principal amount of $68,969. The convertible note bears interest at the rate of 7% per year and is convertible into shares of common stock of the Company at a conversion price of $0.0005. Lyle Hauser (directly and through Vantage, which he owns) is the Company’s largest stockholder. The Company recorded a debt discount of $68,696 for the fair value of the beneficial conversion feature.

On April 3, 2018, the Company issued an aggregate of 9,300,000 shares of common stock to Vantage upon the conversion of (i) $241,650 of Vantage’s convertible note and (ii) 7,000 shares of Series C Preferred Stock. In connection with the conversion, Vantage waived any dividends owed to Vantage as the holder of the Series C Preferred Stock.

On April 6, 2018, the Company issued an aggregate of 9,000,000 shares of common stock upon the conversion of a convertible note in the principal amount (including accrued interest) of $243,000.

On June 25, 2018, the Company entered into a subscription agreement with an accredited investor pursuant to which the Company agreed to sell, and the Investor agreed to purchase, an aggregate of 1,010,101 shares of the Company’s common stock, for an aggregate purchase price equal to $333,333. The closing of this subscription agreement has occurred.

On June 29, 2018 the significant shareholder forgave the amounts owed. The Company recorded a capital contribution of $19,999. See Note 4. The Company recorded a capital contribution of $35,294 during the six months ended June 30, 2018 for the extinguishment of the derivative. See Note 5.

On June 29, 2018, two related parties forgave a total of $239,000 of accrued compensation. The amounts have been recorded as a capital contribution.

7. SUBSEQUENT EVENTS

Subsequent to June 30, 2018, the Company entered into a subscription agreement with an investor pursuant to which the Company sold to the investor an aggregate of 2,020,202 shares of the Company’s common stock, for an aggregate purchase price equal to $666,667.

In addition to the foregoing, from August 2018 to September 2018, the Company entered into and closed subscription agreements with investors pursuant to which the Company sold to the investors an aggregate of 866,666 shares of common stock for a purchase price of $1.00 per share, and aggregate gross proceeds of $866,666. The investors included JMG Horseshoe, LLC, which purchased 333,333 shares of common stock for a purchase price of $333,333. The managing member of JMG Horseshoe, LLC is J. Mark Goode, who is the Company’s chief executive officer.

On September 24, 2018, the Company formed a new wholly-owned subsidiary, CXAU Corp., a Nevada corporation.

On October 18, 2018, the Company and its wholly-owned subsidiary CXAU Corp. entered into a master services agreement with Dillon Gage Incorporated of Dallas (“Dillon Gage”). Pursuant to the master services agreement, the Company and Dillon Gage agreed to cooperate and use commercially reasonable efforts to enable the launch of the Company’s mobile application , CXAU Digital Vault and Crypto-Gold, that the Company intends to have convert gold into a price-stable, 100% backed by physical gold crypto asset, by March 4, 2019.

Under the master services agreement, upon the launch of the CXAU platform, the Company will be responsible for the general management and operation of the CXAU platform, and Dillon Gage agreed to provide certain services in connection with the CXAU platform, including to (a) coordinate and manage the deposit and transfer of CXAU users’ physical gold into digital/crypto gold, (b) coordinate and manage the acquisition and deposit of physical gold in direct proportion to the CXAU users’ digital vault conversion, with fiat currency, (c) coordinate purchase and delivery of physical gold to vaults operated by the Royal Canadian Mint, for reserve on behalf of the CXAU members, (d) coordinate the insurance, audit and storage of the CXAU physical gold reserves, and (e) upon any redemption/liquidation by a CXAU member, convert the CXAU unit value into physical gold, and transfer the redemption gold. Dillon Gage will be entitled to 50% of certain fees that the Company contemplates it will charge and collect from CXAU members. The master services agreement has a term commencing upon execution and termination on March 4, 2020, and will continually renew thereafter for successive one year terms, unless either party provides written notice of non-renewals within at least 30 days of such renewal date.

Subsequent to June 30, 2018, the Company’s attorney forgave legal fees in the amount of $52,020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Hash Labs, Inc. (formerly Tech Town Holdings, Inc. and Medefile International, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hash Labs, Inc. and its subsidiary (formerly Tech Town Holdings, Inc. and Medefile International, Inc.) (collectively, the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2016.

Houston, Texas

May 10, 2018

Hash Labs Inc.

(formerly Tech Town Holdings, Inc.)

(formerly Medefile International, Inc.)

Consolidated Balance Sheets

	December 31,
	2017	2016
Assets
Current assets
Cash	$730	$13,118
Merchant services reserve	2,938	2,938
Total current assets	3,668	16,056

Intangible asset	1,979	-
Total assets	$5,647	$16,056

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued liabilities	$235,589	$78,865
Bank overdraft	1,577	-
Note payable - related party	653,405	334,817
Convertible debenture - related party	19,055	17,287
Derivative liability	19,406	12,567
Total current liabilities	929,032	443,536

Stockholders’ deficit
Preferred stock, $0.0001 par value: 10,000,000 authorized, no shares issued and outstanding on December 31, 2017 and December 31, 2016, respectively	-	-
Preferred stock, Series C, $0.0001 par value: 7,000 authorized, 7,000 and no shares issued and outstanding on December 31, 2017 and December 31, 2016, respectively	1	-
Common stock, $0.0001 par value, 700,000,000 authorized, 151,277 and 143,780 shares issued and outstanding on December 31, 2017 and December 31, 2016, respectively	15	14
Additional paid-in capital	29,328,064	28,507,615
Accumulated deficit	(30,251,465)	(28,935,109)
Total stockholders’ deficit	(923,385)	(427,480)
Total liabilities and stockholders’ deficit	$5,647	$16,056

The accompanying notes are an integral part of these consolidated financial statements.

Hash Labs Inc.

(formerly Tech Town Holdings, Inc.)

(formerly Medefile International, Inc.)

Consolidated Statements of Operations

	Year ended December 31,
	2017	2016
Revenue	$42,030	$33,125

Operating expenses
Selling, general and administrative expenses	479,019	448,912
Amortization expenses	5,614	-
Impairment of Dino Might Program	818,472	-
Write off of Domain names	12,231	-
Total operating expenses	1,315,336	448,912

Loss from operations	(1,273,306)	(415,787)

Other income (expenses)
Interest expense	(36,211)	(14,423)
Gain (loss) on change in fair value of derivative liabilities	(6,839)	6,500
Total other expense	(43,050)	(7,923)

Net loss	$(1,316,356)	$(423,710)

Net loss per common share: basic and diluted	$(8.70)	$(2.95)

Weighted average common share outstanding: basic and diluted	151,277	143,780

The accompanying notes are an integral part of these consolidated financial statements.

Hash Labs Inc.

(formerly Tech Town Holdings, Inc.)

(formerly Medefile International, Inc.)

Consolidated Statements of Changes in Stockholder’s Deficit

For the Years Ended December 31, 2017 and 2016

	Preferred Series C		Common Stock		Additional
	Shares	Par	Shares	Par	Paid-in	Accumulated
	Outstanding	Amount	Outstanding	Amount	Capital	Deficit	Total
Balance December 31, 2015	-	$-	143,780	$14	$28,507,615	$(28,511,399)	$(3,770)

Net loss	-	-	-	-	-	(423,710)	(423,710)
Balance December 31, 2016	-	$-	143,780	$14	$28,507,615	$(28,935,109)	$(427,480)

Preferred shares series C issued for purchase of intangible asset	7,000	1	-	-	820,450	-	820,451
Shares issued for fractional shares from stock split	-	-	7,497	1	(1)	-	-

Net loss	-	-	-	-	-	(1,316,356)	(1,316,356)
Balance December 31, 2017	7,000	$1	151,277	$15	$29,328,064	$(30,251,465)	$(923,385)

The accompanying notes are an integral part of these consolidated financial statements.

Hash Labs Inc.

(formerly Tech Town Holdings, Inc.)

(formerly Medefile International, Inc.)

Consolidated Statements of Cash Flows

	Year ended December 31,
	2017	2016
Cash flows from operating activities
Net loss	(1,316,356)	$(423,710)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization expense	5,614	-
Loss (gain) on change in derivative liability - convertible debenture	6,839	(6,500)
Impairment of Dino Might program	818,472	-
Write off of Domain names	12,231	-
Changes in operating assets and liabilities
Accounts receivable	-	4,965
Accounts payable and accrued liabilities	159,924	64,008
Bank overdraft	1,577	-
Accrued interest - convertible debenture	1,768	1,606
Accrued interest - note payable	34,443	12,817
Deferred revenue	-	(439)
Net cash used in operating activities	(275,488)	(347,253)

Cash flows from investing activities
Cash paid for Domain names	(17,845)	-
Net cash used in investing activities	(17,845)	-

Cash flow from financing activities
Payment on note payable - related party	(4,330)	-
Proceeds from note payable - related party	285,275	322,000
Net cash provided by financing activities	280,945	322,000

Net decrease in cash and cash equivalents	(12,388)	(25,253)
Cash and cash equivalents at beginning of period	13,118	38,371
Cash and cash equivalents at end of period	730	$13,118

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-Cash Investing and Financing Transactions
Purchase of Dino Might program with preferred stock issuance	$820,451	$-
Adjustment for fractional shares issued due to reverse split	$1	$-
Expense paid by Director	$3,200	$-

The accompanying notes are an integral part of these consolidated financial statements.

Hash Labs Inc.

(formerly Tech Town Holdings, Inc.)

(formerly Medefile International, Inc.)

Notes to the Consolidated Financial Statements

NOTE 1 — BUSINESS, GOING CONCERN AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements present the balance sheets, statements of operations, changes in stockholder’s deficit and cash flows of the Company. The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

Principle of Consolidation

The accompanying financial statements present on a consolidated basis the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Business Operations

Our Company was originally formed on November 1, 2005 when Bio-Solutions International, Inc. entered into an Agreement and Plan of Merger (with OmniMed Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Bio-Solutions, OmniMed International, Inc. (“OmniMed”) and the shareholders of OmniMed. Pursuant to the Agreement, Bio-Solutions acquired all of the outstanding equity stock from the OmniMed shareholders. As a result, the OmniMed shareholders assumed control of Bio-Solutions and changed the name of the Company to OmniMed International, Inc., effective November 21, 2006. On January 17, 2006, OmniMed changed its name to MedeFile International, Inc. The Company’s business following the closing of this acquisition was the sale of an Internet-enabled Personal Health Record (iPHR) system for gathering, digitizing, maintaining, accessing and sharing an individual’s medical records, and in connection therewith, providing a professional service specializing in HIPAA compliant retrieval, reproduction and release of information. Under this service, Company personnel go onsite to physicians’ office weekly to reproduce the records requested by third parties.

In October 2017, the name of the Company was changed to Tech Town Holdings, Inc. to reflect a new business strategy centered on identifying and fostering new or early stage business opportunities being aggressively fueled by digital reinvention and innovation. To that end, our business-building platform was segmented into six focused categories, for which we planned to advance numerous technology development projects:

●	Digital News Aggregation

●	Digital Entertainment and Gaming

●	Digital Health and Wellness

●	Cryptocurrencies and Blockchain Technologies

●	CannaTech

●	Mobile App Design and Development

However, following closer scrutiny of the new business opportunities we were exploring in late 2017, coupled with our evaluation of market trends and growth dynamics in their respective categories, we determined that a more prudent strategy was to narrow our focus, working instead on capitalizing on global growth opportunities in a single industry category. At this time, we continue to evaluate prevailing opportunities for our Company and anticipate determining a focused course of action in mid-2018. In March 2018, the Company’s name was changed to Hash Labs Inc. We also continue to provide a professional service specializing in HIPAA compliant retrieval, reproduction and release of information

Going Concern

The accompanying financial statements have been prepared contemplating a continuation of the Company as a going concern. However, the Company has reported a net loss of for the year ended December 31, 2017 and has negative working capital as of December 31, 2017.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The operating losses and working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to obtain additional financing depends on the success of its growth strategy and its future performance, each of which is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond the Company’s control.

We will need additional investments in order to continue operations. Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms.

Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail or cease our operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence. These financial statements do not include any adjustments that might arise from this uncertainty.

Cash and Cash Equivalents

For purposes of these financial statements, cash and cash equivalents includes highly liquid debt instruments with maturity of less than three months.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. Currently our operating account is not above the FDIC limit.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. The Company incurred no advertising costs for the years ended December 31, 2017 and 2016.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. A valuation allowance is established against deferred tax assets that do not meet the criteria for recognition. In the event the Company were to determine that it would be able to realize deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Company follows the accounting guidance which provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized initially and in subsequent periods. Also included is guidance on measurement, recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives being 3 years up to 10 years.

Revenue Recognition

The Company generates revenue from licensing the right to utilize its proprietary software for the storage and distribution of healthcare information to individuals and affinity groups. For revenue from product sales, the Company recognizes revenue on four basic criteria which must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

Fair Value of Financial Instruments

Cash and Equivalents, Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

The carrying amounts of these items approximated fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, Financial Accounting Standards Board (“FASB”) ASC Topic 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The application of the three levels of the fair value hierarchy under Topic 820-10-35 to our assets and liabilities as of December 31, 2017 and December 31, 2016 are described below:

	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
December 31, 2017:
Liabilities
Derivative Liabilities	$-	$-	$19,406	$19,406
Total	$-	$-	$19,406	$19,406

December 31, 2016:
Liabilities
Derivative Liabilities	$-	$-	$12,567	$12,567
Total	$-	$-	$12,567	$12,567

Derivative liability as of December 31, 20178 was $19,406, compared to $12,567 as of December 31, 2016.

Impairment of Long Lived Assets

In accordance with Accounting Standards Codification (“ASC”) 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. ASC 360-10 relates to assets that can be amortized and the life can be determinable. The Company reviews property and equipment and other long-lived assets for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset’s carrying amount to future undiscounted net cash flows the assets are expected to generate. Cash flow forecasts are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the assets or their fair values, whichever is more determinable. At December 31, 2017, the Company determined there was an impairment on the Domain Name assets. As a result an impairment was recorded in the amount of $12,231. Additionally, an impairment was recognized for the Dino Might program in the amount of $818,422. The impairment on both assets was due to limited to no cash flow expected to be generated.

Net Loss per Share

Basic and diluted loss per share amounts are computed based on net loss divided by the weighted average number of common shares outstanding. Convertible shares, if converted, totaling 4,563 common shares were not included in the computation of diluted loss per share because the assumed conversion and exercise would be anti-dilutive for the year ending December 31, 2017.

Management Estimates

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Stock Based Compensation

The Company accounts for employee compensation related to stock, options or warrants using a fair value-based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company accounts for nonemployee compensation related to stock, options or warrants using a fair value-based method whereby compensation cost is measured at the earlier of a commitment date or completion of services based on the value of the award and is recognized over the service period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees. Stock issued for compensation is valued using the market price of the stock on the measurement date.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) which amended the existing accounting standards for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. In July 2015, the FASB deferred the effective date for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods). The amendments may be applied retrospectively to each prior period (full retrospective) or retrospectively with the cumulative effect recognized as of the date of initial application (full retrospective). The Company will adopt ASU 2014-09 in the first quarter of 2018 and apply the full retrospective approach. Because the Company’s primary source of revenues is from providing a professional service specializing in HIPAA compliant retrieval, reproduction and release of information, the Company does not expect the impact on its consolidated financial statements to be material.

2. NOTES PAYABLE – RELATED PARTY

During the year ended December 31, 2016, the Company entered into eight unsecured 7% Promissory Notes with a significant shareholder totaling $222,000. During the year ended December 31, 2017, the Company entered into seventeen additional unsecured 7% Promissory Notes totaling $215,500. The notes mature four to twelve months from issuance and total $437,500. As of December 31, 2017, $300,000 of the notes were in default.

The changes in these notes payable to related party consisted of the following during the years ended December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Notes payable – related party at beginning of period	$231,569	-
Borrowings on notes payable – related party	215,500	222,000
Repayment	-	-
Accumulated interest	23,534	9,569
Notes payable – related party	$470,603	231,569

On July 15, 2016, the Company entered into an unsecured 7% Promissory Notes with a significant shareholder in the amount of $100,000. The note has a one-year term and was in default as of December 31, 2017.

The changes in these notes payable to related party consisted of the following during the years ended December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Notes payable at beginning of period	$103,248	$-
Borrowings on notes payable	-	100,000
Repayment	-	-
Accumulated interest	7,440	3,248
Notes payable – related party	$110,688	$103,248

During the year ended December 31, 2017, the Company entered into five unsecured 7% Promissory Notes with a significant shareholder totaling $65,500. As of December 31, 2017, $65,500 was in default.

The changes in these notes payable to related party consisted of the following during the year ended December 31, 2017:

December 31, 2017
Notes payable – related party at beginning of period	$-
Borrowings on notes payable – related party	65,500
Repayment	-
Accumulated interest	3,469
Notes payable – related party	$68,969

During the year ended December 31, 2017, the Company borrowed a total of $4,275 from the CEO of the Company; total expenses paid directly by the CEO of the Company was $3,200. During the year ended December 31, 2017, the Company repaid $4,330 to the CEO, and the amount due to the CEO was $3,145 as of December 31, 2017. The advance carries 0% interest rate and is to be paid when funds become available.

Other Related Party Transaction

Michael Delin, a director of the Company, provides accounting services to the Company through an entity he owns. During the years ended December 31, 2017 and December 31, 2016, the Company paid Mr. Delin $9,500 and $22,500 for such services.

3. CONVERTIBLE DEBENTURE – RELATED PARTY

The Company entered into two 10% Secured Convertible Debentures with a significant shareholder in the amount of $50,000 on November 4, 2013 and $60,000 on December 17, 2013. The debentures carry a one-year term and are convertible into common stock at conversion price equal to the lower of $400.00 or 80% of the previous day’s closing price. $40,000 of the note was converted and $70,000 was repaid as of December 31, 2015. Convertible accrued interest remained outstanding under this note of $19,055 and $17,287 as of December 31, 2017 and 2016, respectively.

The changes in these outstanding convertible notes payable to related party consisted of the following during the years ended December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Convertible debenture – related party at beginning of period	$17,287	$15,681
Conversion	-	-
Repayment	-	-
Accumulated interest	1,768	1,606
Convertible debenture – related party at end of period	$19,055	$17,287

4. DERIVATIVE LIABILITIES

In connection with certain securities purchase agreements entered into during the third quarter of 2011 and the second quarter of 2012, the Company granted warrants with ratchet provisions. The warrants expired four years from the date of grant. During the first two years of grant, if the Company were to issue any additional shares of common stock at a price per share less than the exercise price in effect, the exercise price would be adjusted to equal the average price per share received by the Company for the additional shares issued. After the first two years following the issuance date, if the Company were to issue any additional shares of common stock at a price per share less than the exercise price in effect, the exercise price would be adjusted using a formula based on the existing exercise price, the outstanding shares before and after the issuance of such shares, and the average price during the issuance of such shares. In addition to the exercise price adjustment, the number of shares upon exercise of the warrants was also subject to adjustment.

Upon grant, the Company assesses the fair value of the warrants using the Black Scholes pricing model and records a warrant liability for the value. The Company then assesses the fair value of the warrants quarterly based on the Black Scholes Model and increases or decreases the warrant liability to the new value, and records a corresponding gain or loss (see below for variables used in assessing the fair value).

Due to the ratchet provisions, the Company treats the warrants as a derivative liability in accordance with the provisions of ASC 815 “Derivatives and Hedging” (ASC 815). ASC 815 applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative and to any freestanding financial instruments that potentially settle in an entity’s own common stock.

These warrants expired during 2016 resulting in a derivative gain of $1,271. The fair value of the derivative liability associated with these warrants was $1,271 as of December 31, 2015.

As noted above, the Company entered into two 10% Secured Convertible Debentures with a significant shareholder, one in the amount of $50,000 on November 4, 2013 and the other in the amount of $60,000 on December 17, 2013. The debentures carry a one-year term and are convertible into common stock at a conversion price equal to the lower of $400.00 or 80% of the previous day’s closing price.

The Company assesses the fair value of the convertible debenture using the Black Scholes pricing model and records a derivative liability for the value. The Company then assesses the fair value of the warrants quarterly based on the Black Scholes Model and increases or decreases the liability to the new value and records a corresponding gain or loss (see below for variables used in assessing the fair value).

Due to the variable conversion rates, the Company treats the convertible debenture as a derivative liability in accordance with the provisions of ASC 815 “Derivatives and Hedging” (ASC 815). ASC 815 applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative and to any freestanding financial instruments that potentially settle in an entity’s own common stock. The fair value of the conversion options was determined using the Black-Scholes Option Pricing Model and the following significant assumptions during the years ended December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Risk-free interest rate at grant date	0.45%	0.18%
Expected stock price volatility	228%	269%
Expected dividend payout	-	-
Expected option in life-years	1	.05

The change in fair value of the conversion option derivative liability consisted of the following during the years ended December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Conversion option liability (beginning balance)	$12,567	$17,796
Additional liability due to new convertible note	-
Loss (gain) on changes in fair market value of conversion option liability	6,839	(5,229)
Net conversion option liability	$19,406	$12,567

Change in fair market value of conversion option liability resulted in a loss of $6,839 for the year ended December 31, 2017 and a gain of $5,229 for the year ended December 31, 2016.

5. INTELLECTUAL PROPERTY

In January 2017, the Company purchased a website and two domain names including the intellectual property. In March 2017, the Company purchased two additional domain names. The Company has purchased a website and domain names for a total purchase price of $17,845. Amortization expense for the year ended December 31, 2017 totaled $5,614 compared to $0 for the year ended December 31, 2016. As of December 31, 2017, the domain names were written off in the amount of $12,231.

In September 2017, the Company entered into and closed an asset purchase agreement (the “Asset Purchase Agreement”) with The Vantage Group Ltd., a significant shareholder (“Vantage”). Pursuant to the Asset Purchase Agreement, the Company purchased from Vantage a software application referred to as Dino Might and related intellectual property. As consideration for the purchase, the Company issued to Vantage 7,000 shares of newly created Series C Preferred Stock, valued at $820,451, and granted to Vantage a revenue sharing interest in the Dino Might asset pursuant to which the Company agreed to pay to Vantage, for the Company’s 2017 fiscal year and the following nine years, 30% of the revenue generated by the Dino Might asset. The Company has recognized an impairment loss of $818,472, on the transaction based on the future discounted cash flows over the next three years.

Intellectual property is stated at cost. When retired or otherwise disposed, the related carrying value and accumulated amortization are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. Minor additions and renewals are expensed in the year incurred. The properties will be depreciated over their estimated useful lives being 3 years.

6. EQUITY

On September 29, 2017, the Company filed a Certificate of Designation of Series C Preferred Stock with the Secretary of State of Nevada (the “Series C Certificate of Designation”). The Company authorized 7,000 shares of preferred stock as Series C Preferred Stock. The Company issued 7,000 shares of Series C Preferred Stock. The Series C Preferred Stock is convertible into common stock at a conversion ratio determined by dividing the Series C Original Issue Price of $100 per share by the conversion price of $2.00 (such that each share of Series C Preferred Stock is convertible into 50 shares of common stock). The Series C Preferred Stock will vote on an as-converted basis with the common stock, and in the event any dividends are paid on the common stock, the Series C Preferred Stock will be entitled to dividends on an as-converted basis. If a Distribution Event (as defined in the Series C Certificate of Designation) occurs, the Company will pay to the holders of Series C Preferred Stock $30,000 for every $120,000 received from such Distribution Event, and the number of outstanding shares of Series C Preferred Stock will be reduced by an amount determined by dividing the amount of such payment by the Series C Original Issue Price. A Distribution Event is defined as the receipt by the Company of $120,000 in proceeds from a financing not involving any holder of Series C Preferred Stock, or any fiscal period in which the Company generated gross profits of $120,000 or more.

On September 29, 2017, the Company issued 7,000 shares of Series C Preferred Stock in connection with the Asset Purchase Agreement for the Dino Might asset. The value of the shares issued amount to $820,451. The valuation of the shares of Series C Preferred Stock was determined by an independent financial analyst.

On October 25, 2017, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of Nevada, pursuant to which a one-for-200 reverse split of its common stock was effected and the Company changed its name to Tech Town Holdings Inc, effective November 2, 2017. All share and per share amounts herein retroactively reflect the split.

7. INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. On December 22, 2017, H.R. 1, formally known as the Tax Cut and Jobs Act (the “Act”) was enacted into law. The Act provides for significant tax law changes and modifications with varying effective dates. The major change that affects the Company is reducing the corporate income tax rate from 35% to 21%.

The Company is subject to US taxes. Historically, the Company has had no net taxable income, and therefore has paid no income tax. All years since inception are open to IRS inspection.

As of December 31, 2017 and 2016, respectively, the Company had a net operating loss (NOL) carryforward of approximately $17,977,860 and $17,535,257. The NOL carryforward begins to expire in various years beginning 2017. Because management is unable to determine that it is more likely than not that the Company will realize the tax benefit related to the NOL carryforward, by having future taxable income, a full valuation allowance has been established at December 31, 2017 and 2016 to reduce the tax benefit asset value to zero.

	2017	2016
Deferred tax assets:
Federal deferred tax assets	3,775,351	6,137,340
Valuation allowance	(3,775,351)	(6,137,340)
Total deferred tax assets	$-	$-

The valuation allowance for deferred tax assets as of December 31, 2017 and 2016 was $3,775,351 and $6,137,340, respectively. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of December 31, 2017 and 2016 and recorded a full valuation allowance.

8. SUBSEQUENT EVENTS

On January 9, 2018, shareholders of the Company, owning an aggregate of 7,000 shares of Series C Preferred Stock and 35,164 shares of Common Stock, representing in the aggregate 77% of the total voting power of the Company’s shareholders, approved by written consent an amendment to the Company’s Articles of Incorporation, to change the name of the Company to Hash Labs Inc. Effective March 2, 2018, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of Nevada, to change the name of the Company from Tech Town Holdings Inc. to Hash Labs Inc. The market effective date of the name change was March 6, 2018.

On April 3, 2018, the Company entered into an exchange agreement with Vantage. Pursuant to the exchange agreement, Vantage exchanged outstanding promissory notes of the Company in the aggregate principal amount of $518,225 (including accrued interest) held by Vantage for a new convertible promissory note of the Company in the principal amount of $518,225. The convertible note bears interest at the rate of 7% per year and is convertible into shares of common stock of the Company at a conversion price of $0.027. Vantage is the Company’s largest stockholder and is owned by Lyle Hauser.

On April 3, 2018, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged outstanding promissory notes of the Company in the aggregate principal amount of $68,969 (including accrued interest) held by Mr. Hauser for a new convertible promissory note of the Company in the principal amount of $68,969. The convertible note bears interest at the rate of 7% per year and is convertible into shares of Common Stock of the Company at a conversion price of $0.0005.

On April 3, 2018, the Company issued an aggregate of 9,300,000 shares of common stock to Vantage upon the conversion of (i) $241,650 of Vantage’s convertible note and (ii) 7,000 shares of Series C Preferred Stock. In connection with the conversion, Vantage waived any dividends owed to Vantage as the holder of the Series C Preferred Stock.

On April 6, 2018, the Company issued an aggregate of 9,000,000 shares of common stock upon the conversion of a convertible note in the principal amount (including accrued interest) of $243,000 which was sold to a third party by Vantage.

During the first quarter 2018, the Company, entered into five Promissory Notes with Vantage Group in the amount of $41,000 at an interest rate of 7% and a term of one year.

On March 21, 2019, the Company, entered into a 7% Promissory Note (Vantage Note 2) with a term of one year in the amount of $15,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following table provides information regarding the various expenses (other than placement agent fees) payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Nature of Expense	Amount
SEC registration fee	$3,332
Accounting fees and expenses	10,000
Legal fees and expenses	100,000
Transfer agent’s fees and expenses	1,000
Printing and related fees	2,500
Miscellaneous	10,000
Total	$126,832

Item 14.   Indemnification of Directors and Officers.

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15.    Recent Sales of Unregistered Securities.

From June 2018 to July 2018 the Company entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 3,030,303 shares of common stock, for a purchase price of $0.33 per share, and aggregate gross proceeds of $1,000,000.

From August 2018 to September 2018, the Company entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 866,666 shares of common stock for a purchase price of $1.00 per share, and aggregate gross proceeds of $866,666.

In May 2018 the Company issued 500,000 shares of common stock to J. Mark Goode in connection with entering into an employment agreement with Mr. Goode.

On April 3, 2018, the Company entered into an exchange agreement with The Vantage Group Ltd. (“Vantage”). Pursuant to the exchange agreement, Vantage exchanged outstanding promissory notes of the Company in the aggregate principal amount of $518,225 (including accrued interest) held by Vantage for a new convertible promissory note of the Company in the principal amount of $518,225. The convertible note was convertible into shares of common stock of the Company at a conversion price of $0.027.

On April 3, 2018, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged outstanding promissory notes of the Company in the aggregate principal amount of $68,969 (including accrued interest) held by Mr. Hauser for a new convertible promissory note of the Company in the principal amount of $68,969. The convertible note bears was convertible into shares of common stock of the Company at a conversion price of $0.0005. Vantage is the Company’s largest stockholder and is owned by Lyle Hauser.

On April 3, 2018, the Company issued an aggregate of 9,300,000 shares of common stock to Vantage upon the conversion of (i) $241,650 of Vantage’s convertible note and (ii) 7,000 shares of Series C Preferred Stock. In connection with the conversion, Vantage waived any dividends owed to Vantage as the holder of the Series C Preferred Stock.

On April 6, 2018, the Company issued 4,500,000 shares of common stock to David Dorr, and 4,500,000 shares of common stock to Brian Dorr, upon the conversion of convertible notes held by each in the amount of $121,500.

On September 29, 2017, the Company issued to Vantage 7,000 shares of Series C Preferred Stock as consideration for the purchase of a software application referred to as Dino Might and related intellectual property.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 16.   Exhibits and Financial Statement Schedules.

(a) Exhibits.

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial statement schedule.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17.   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that it will:

(1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on October 29, 2018.

Hash Labs Inc.

By:	/s/ J. Mark Goode
J. Mark Goode
Its:	Chief Executive Officer

Each person whose signature appears below constitutes and appoints J. Mark Goode his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ J. Mark Goode	October 29, 2018
J. Mark Goode
Chief Executive Officer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Niquana Noel	October 29, 2018
Niquana Noel Director

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EXHIBIT INDEX

2.1	Agreement and Plan of Merger made as of November 1, 2005 among Bio-Solutions International, Inc., OmniMed Acquisition Corp., OmniMed International, Inc., and the shareholders of OmniMed International, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 3, 2005).

3.1	Articles of Incorporation (incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on April 17, 2006).

3.2	Bylaws of the Issuer (incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on April 17, 2006).

3.3	Certificate of Amendment to Articles of Incorporation filed on August 31, 2004 (incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on April 17, 2006).

3.4	Articles of Merger changing the Registrant’s name to OmniMed International, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 22, 2005).

3.5	Articles of Merger changing the Registrant’s name to MedeFile International, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on January 18, 2006).

3.6	Certificate of Designation of Series A Preferred (incorporated by reference to the Company’s Current Report on Form 8-K filed on January 16, 2009).

3.7	Certificate of Amendment to Articles of Incorporation, filed January 21, 2009 (incorporated by referenced to the Company’s Form 8-K filed on January 23, 2009)

3.8	Certificate of Amendment to Articles of Incorporation filed April 13, 2010 (incorporated by reference to 10-K/A filed July 15, 2011)

3.9	Certificate of Amendment to Articles of Incorporation filed July 20, 2010 (incorporated by reference to 10-K/A filed July 15, 2011)

3.10	Certificate of Designation of Series B Convertible Preferred Stock filed April 10, 2012 (incorporated by reference to 8-K filed April 16, 2012)

3.11	Certificate of Amendment to Articles of Incorporation filed October 2, 2012 (incorporated by reference to 8-K filed October 9, 2012)

3.12	Certificate of Amendment to Articles of Incorporation filed December 19, 2015 (incorporated by reference to 8-K filed December 26, 2013)

3.12	Certificate of Amendment to Articles of Incorporation filed February 13, 2013 (incorporated by reference to 8-K filed February 17, 2015)

3.13	Certificate of Amendment to Articles of Incorporation filed February 13, 2013 (incorporated by reference to 8-K filed July 13, 2015)

3.14	Certificate of Designation of Series C Preferred Stock (incorporated by reference to 8-K filed October 4, 2017)

3.15	Certificate of Amendment to Articles of Incorporation (incorporated by reference to 8-K filed October 27, 2017)

3.16	Certificate of Amendment to Articles of Incorporation (incorporated by reference to 8-K filed March 5, 2018)

5.1	Opinion of Sichenzia Ross Ference LLP (to be filed by amendment)

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10.1	Asset Purchase Agreement, dated September 29, 2017 (incorporated by reference to 8-K filed on October 4, 2017)

10.2	Exchange Agreement between the Company and Lyle Hauser (incorporated by reference to 8-K filed on April 3, 2018)

10.3	Employment Agreement, dated May 17, 2018, between the Company and J. Mark Goode (incorporated by reference to 8-K filed May 23, 2018)

10.4	Form of Subscription Agreement (incorporated by reference to 8-K filed June 29, 2018)

10.5	Form of Subscription Agreement (incorporated by reference to 8-K filed August 22, 2018)

10.6	Master Services Agreement, October 18, 2018 between the Company and Dillon Gage Incorporated (incorporated by reference to 8-K filed October 22, 2018)

16.1	Letter from RBSM LLP (incorporated by reference to 8-K filed March 21, 2016)

21	Subsidiaries

23.1	Consent of MaloneBailey, LLP

23.2	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1) (to be filed by amendment)

EX-101.INS	XBRL INSTANCE DOCUMENT

EX-101.SCH	XBRL TAXONOMY EXTENSION SCHEMA DOCUMENT

EX-101.CAL	XBRL TAXONOMY EXTENSION CALCULATION LINKBASE

EX-101.DEF	XBRL TAXONOMY EXTENSION DEFINITION LINKBASE

EX-101.LAB	XBRL TAXONOMY EXTENSION LABELS LINKBASE

EX-101.PRE	XBRL TAXONOMY EXTENSION PRESENTATION LINKBASE

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